Exhibit 10

Execution Version

TRANSACTION AGREEMENT

BY AND AMONG

NORFOLK SOUTHERN RAILWAY COMPANY,

PAN AM RAILWAYS, INC.,

BOSTON AND MAINE CORPORATION, AND

SPRINGFIELD TERMINAL RAILWAY COMPANY

DATED AS OF

MAY 15, 2008

TABLE OF CONTENTS

Page

  TOC \o "1-2" \z 1.       Definitions. PAGEREF _Toc195959081 \h 2

1.1        Certain Definitions .. PAGEREF _Toc195959082 \h 2

1.2        Construction of Certain Terms and Phrases .. PAGEREF _Toc195959083 \h 2

2. ...... Option, Improvements and Capital Contribution . PAGEREF _Toc195959084 \h 2

2.1        Execution of the Company Agreement. PAGEREF _Toc195959085 \h 2

2.2        Capital Contribution for NSR Interest PAGEREF _Toc195959086 \h 2

2.3        Capital Contribution for Pan Am Interest. PAGEREF _Toc195959087 \h 2

2.4        Transfer of Liabilities. PAGEREF _Toc195959088 \h 2

2.5        Use of Proceeds. PAGEREF _Toc195959089 \h 2

3. ...... Asset Purchase and Sale. PAGEREF _Toc195959090 \h 2

4. ...... Freight Rail Operations over the MBTA Segment. PAGEREF _Toc195959091 \h 2

5. ...... Passenger Rail over the Line. PAGEREF _Toc195959092 \h 2

6.       The Closing. PAGEREF _Toc195959093 \h 2

7. ...... Deliveries at the Closing. PAGEREF _Toc195959094 \h 2

7.1        Deliveries at the Closing .. PAGEREF _Toc195959095 \h 2

7.2        Further Assurances .. PAGEREF _Toc195959096 \h 2

8. ...... Allocation of Pan Am Transportation Agreements. PAGEREF _Toc195959097 \h 2

9.       Destination Facilities   PAGEREF _Toc195959098 \h 2

9.1        Mechanicville Intermodal and Automotive Facility .. PAGEREF _Toc195959099 \h 2

9.2        Special Use Facilities .. PAGEREF _Toc195959100 \h 2

10. .... Representations and Warranties of Pan Am    PAGEREF _Toc195959101 \h 2

10.1      Organization, Standing and Power PAGEREF _Toc195959102 \h 2

10.2      Authority; Enforceability; Noncontravention .. PAGEREF _Toc195959103 \h 2

10.3      Assets .. PAGEREF _Toc195959104 \h 2

(b)         The Ayer Automotive Facility shall be available for use of Pan Am Southern for receipt and distribution of Automotive Traffic by 2017. PAGEREF _Toc195959105 \h 2

10.4      Material Contracts. PAGEREF _Toc195959106 \h 2

10.5      Litigation and Proceedings .. PAGEREF _Toc195959107 \h 2

10.6      Environmental Matters. PAGEREF _Toc195959108 \h 2

10.7      Labor Relations .. PAGEREF _Toc195959109 \h 2

10.8      Books and Records .. PAGEREF _Toc195959110 \h 2

10.9      Real Property. PAGEREF _Toc195959111 \h 2

10.10    Brokers .. PAGEREF _Toc195959112 \h 2

10.11    Compliance With Laws and Other Matters .. PAGEREF _Toc195959113 \h 2

10.12    Taxes .. PAGEREF _Toc195959114 \h 2

10.13    Insurance .. PAGEREF _Toc195959115 \h 2

10.14    Transactions with Affiliates .. PAGEREF _Toc195959116 \h 2

10.15    .. PAGEREF _Toc195959117 \h 2

11. .... Representations and Warranties of NSR    PAGEREF _Toc195959118 \h 2

11.1      Organization, Standing and Power PAGEREF _Toc195959119 \h 2

11.2      Authority; Enforceability; Noncontravention. PAGEREF _Toc195959120 \h 2

11.3      Brokers .. PAGEREF _Toc195959121 \h 2

12.     Covenants. PAGEREF _Toc195959122 \h 2

12.1      Operation of the Line by the Pan Am System Parties .. PAGEREF _Toc195959123 \h 2

12.2      Inspection of Records; Environmental Audits. PAGEREF _Toc195959124 \h 2

12.3      Commercially Reasonable Efforts .. PAGEREF _Toc195959125 \h 2

12.4      Real Estate Matters. PAGEREF _Toc195959126 \h 2

12.5      Publicity .. PAGEREF _Toc195959127 \h 2

12.6      Encumbrance and Transfer of Assets. PAGEREF _Toc195959128 \h 2

12.7      Employee Claims .. PAGEREF _Toc195959129 \h 2

13.     Conditions to the Closing. PAGEREF _Toc195959130 \h 2

13.1      Mutual Conditions .. PAGEREF _Toc195959131 \h 2

13.2      Additional Conditions of NSR ... PAGEREF _Toc195959132 \h 2

13.3      Additional Conditions of the Pan Am System Parties .. PAGEREF _Toc195959133 \h 2

14. .... Survival of Representations and Warranties; Indemnity. PAGEREF _Toc195959134 \h 2

14.1      Survival of Representations and Warranties .. PAGEREF _Toc195959135 \h 2

14.2      Indemnification by Pan Am. PAGEREF _Toc195959136 \h 2

14.3      Indemnification by NSR. PAGEREF _Toc195959137 \h 2

14.4      Notification of Claims .. PAGEREF _Toc195959138 \h 2

14.5      Matters Involving Third Parties. PAGEREF _Toc195959139 \h 2

14.6      Taxes .. PAGEREF _Toc195959140 \h 2

14.7      Post-Closure Environmental Claims. PAGEREF _Toc195959141 \h 2

14.8      Other Limits on Indemnification .. PAGEREF _Toc195959142 \h 2

14.9      Indemnification Coverage. PAGEREF _Toc195959143 \h 2

15.     Termination. PAGEREF _Toc195959144 \h 2

15.1      Termination by Mutual Consent PAGEREF _Toc195959145 \h 2

15.2      Termination by Final Order PAGEREF _Toc195959146 \h 2

15.3      Termination by NSR ... PAGEREF _Toc195959147 \h 2

15.4      Termination by Pan Am ... PAGEREF _Toc195959148 \h 2

15.5      Effect of Termination .. PAGEREF _Toc195959149 \h 2

16.     Dispute Resolution. PAGEREF _Toc195959150 \h 2

16.1      Reference to Senior Management. PAGEREF _Toc195959151 \h 2

16.2      Reference for Formal Dispute Resolution. PAGEREF _Toc195959152 \h 2

16.3      Formal Dispute Resolution. PAGEREF _Toc195959153 \h 2

17.     Miscellaneous   PAGEREF _Toc195959154 \h 2

17.1      Notices .. PAGEREF _Toc195959155 \h 2

17.2      Entire Agreement PAGEREF _Toc195959156 \h 2

17.3      Assignment PAGEREF _Toc195959157 \h 2

17.4      Extension, Waiver and Amendment PAGEREF _Toc195959158 \h 2

17.5      Confidentiality .. PAGEREF _Toc195959159 \h 2

17.6      Governing Law. PAGEREF _Toc195959160 \h 2

17.7      Judicial Interpretation .. PAGEREF _Toc195959161 \h 2

17.8      No Third Party Beneficiaries .. PAGEREF _Toc195959162 \h 2

17.9      Captions .. PAGEREF _Toc195959163 \h 2

17.10    Counterparts .. PAGEREF _Toc195959164 \h 2

17.11    Costs and Attorneys' Fees .. PAGEREF _Toc195959165 \h 2

TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT (this "Agreement") is made and entered into as of May 15, 2008, by and among Norfolk Southern Railway Company, a Virginia corporation ("NSR"), Pan Am Railways, Inc., on behalf of itself and its Subsidiaries ("Pan Am"), Boston and Maine Corporation ("B&M"), and Springfield Terminal Railway Company ("Springfield Terminal").   Each of NSR, Pan Am, B&M, and Springfield Terminal shall hereinafter be referred to as a "Party" or collectively as the "Parties."   Pan Am, B&M, and Springfield Terminal shall hereinafter collectively be referred to as the "Pan Am System Parties".

RECITALS

WHEREAS, B&M or one or more of the other Pan Am System Parties or their Subsidiaries, including the Vermont & Massachusetts Railway, a wholly-owned Subsidiary of B&M, currently owns or operates certain railroad lines in New York, Vermont, Connecticut, Massachusetts, and New Hampshire (the "Line") and certain other related assets (together with the Line, the "Assets"), in each case more particularly described in Schedule 1.1(a), and generally depicted in Appendix A; and

WHEREAS, pursuant to a 1976 deed, B&M conveyed certain lines and other real property to the Massachusetts Bay Transportation Authority ("MBTA"), with B&M reserving an exclusive freight easement for the operation of those lines, and which exclusive freight easement (the "MBTA Operating Rights") has been leased to Springfield Terminal; and

WHEREAS, MBTA operates passenger train service over a portion of the Line; and

WHEREAS, MBTA owns a line of railroad between Milepost 313.77+, CPF WL, near Ayer, MA and Milepost 329.55+, near Fitchburg, MA near Ayer, MA and Milepost 329.55+, near Fitchburg, MA (the "MBTA Segment") which constitutes a portion of the operating rights included in the Line; and

WHEREAS, MBTA and one or more of the Pan Am System Parties are parties to certain agreements that govern the rights and obligations of such parties relating to the provision of passenger service, including passenger service on the Line; and

WHEREAS, the National Railroad Passenger Corporation ("Amtrak") and Connecticut Department of Transportation ("ConnDOT") and/or Metropolitan Transportation Authority of New York ("Metro North") own lines in Connecticut and Massachusetts between New Haven, CT and Springfield, MA (Amtrak) and between Derby and Waterbury, CT (ConnDOT and/or Metro North) which constitute portions of the operating rights included in the Line; and

WHEREAS, CSX Transportation, Inc. ("CSXT") owns and/or operates a line in Connecticut between Cedar Hill and North Haven which constitutes a portion of the operating rights included in the Line; and

WHEREAS, NSR and the Pan Am System Parties desire to form a joint venture which will own and operate the Assets; and

WHEREAS, the Parties intend to seek STB Approval (as hereinafter defined) of the joint venture; and

WHEREAS, the Parties have entered into an agreement (the "Option Agreement") dated as of May 1, 2008, pursuant to which NSR has paid to B&M Five Million Dollars ($5,000,000) in the aggregate for an option to purchase (i) a twenty-six and three hundred sixteen thousandth percent (26.316%) undivided interest in the Assets for a purchase price of Fifty Million Dollars ($50,000,000), and (ii) a one-hundred percent (100%) interest in certain to-be-constructed assets described in Section 1.4 of the Option Agreement (the "To-Be-Constructed Assets") for a purchase price of Two Million Five Hundred Thousand Dollars ($2,500,000); and

WHEREAS, by October 1, 2008, , and pursuant to the Option Agreement, B&M is required to expend Two Million Five Hundred Thousand Dollars ($2,500,000) to acquire rail, tie, and ballast and to use that material for improvements to the Line to remove the long-term slow orders between Milepost CPF 345 and CPF 346 (#1 Track and #2 Track) and between CPF 354 and CPF 363 (#1 Track and #2 Track) between Mechanicville and Ayer as more fully described in Appendix B attached to the Option Agreement; and

WHEREAS, at the Closing (as hereinafter defined) and on the terms and subject to the conditions contained herein, the Parties intend for B&M and the other Pan Am System Parties to sell in part, and contribute in part, the Assets to, and for the Parties to perform all necessary steps (including but not limited to executing the Company Agreement, as hereinafter defined, and the related Certificate of Formation, and filing the Certificate of Formation with the Secretary of State of the State of Delaware) to form, a Delaware limited liability company (the "Company"), to be governed by an LLC operating agreement (the "Company Agreement") substantially in the form attached hereto as Appendix B, which, among other things, sets forth the rights and obligations of B&M and NSR as members of the Company; and

WHEREAS, in connection with the transactions contemplated by this Agreement, at the Closing, the Parties will enter into, or will cause the Company to enter into, as applicable: (i) the Company Agreement, (ii) a Master Norfolk Southern Joint Use Agreement substantially in the form attached hereto as Appendix C (the "NSR Joint Use Agreement") pursuant to which the Company shall provide to NSR haulage over the Line for traffic moving between NSR, on the one hand, and certain properties located on the Line and certain other railroad carriers connecting with the Line, on the other hand, and which further provides to NSR limited trackage rights, (iii) an assignment and assumption agreement to be developed and attached hereto in the future as Appendix D ("Assignment and Assumption Agreement Regarding Passenger Rail Operations") generally providing for the partial assignment of the Agreements between the relevant Pan Am System Parties and MBTA, (iv) an assignment and assumption agreement substantially in the form attached hereto as Appendix E (the "Miscellaneous Assignment and Assumption Agreement") generally providing for the assignment to the Company of certain rights and obligations of the Pan Am System Parties with respect to the Line, (v) a bill of sale to be developed and attached hereto in the future as Appendix F (the "Bill of Sale") generally providing for the contribution to the Company by the Pan Am System Parties of all personal property included in the Assets; (vi) a commercial agreement substantially in the form attached hereto as Appendix G (the "Transportation Agreement Assignment and Divisions Allocation Agreement") generally providing for the assignment of Existing Transportation Agreements, as hereinafter defined, and setting forth the respective divisions for transportation services to be provided by the Company under certain existing and future contract and tariff movements that will become interline movements upon Closing, as hereinafter defined, (vii) an agreement governing the provision of certain switching services to be provided by the Company to Springfield Terminal, substantially in the form attached hereto as Appendix H (the "Ayer Switching Agreement"), (viii) a joint   agreement governing the provision of certain trackage and haulage rights granted by the Company to Springfield Terminal, substantially in the form attached hereto as Appendix I (the "Springfield Terminal Joint Use Agreement"), (ix) an agreement providing for the Company to retain Springfield Terminal and NSR to oversee the certain bidding and hiring processes, substantially in the form attached hereto as Appendix J (the "Capital Projects and Facility Management Agreement"), (x) an agreement concerning the provision of certain specified railroad operating and administrative services by Springfield Terminal to the Company substantially in the form attached hereto as Appendix K (the "Railroad Operating Agreement" and, collectively with the Option Agreement and the other agreements identified in this Recital under (i) through (ix), the "Ancillary Agreements").

NOW, THEREFORE, with reference to the foregoing facts and in consideration of the mutual agreements and understandings set forth herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.       Definitions ..

1.1               Certain Definitions

.   All terms defined in this Agreement shall have the defined meanings when used in this Agreement, unless otherwise defined or the context otherwise requires.   The following terms shall have the following meanings:

"Action" means any litigation, action, suit, proceeding, investigation, arbitration, claim or other dispute by or before any court or other Governmental Authority, or any other alternative dispute resolution proceedings, such as arbitration or mediation.

"Affiliate" shall mean, with respect to any specified Person, (i) any other Person who, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person, (ii) any other Person who is a director, officer, manager, member, partner or trustee of the specified Person or a Person described in clause (i) of this definition or any spouse of the specified Person or any such other Person or (iii) any Person of which the specified Person and/or any one or more of the Persons specified in clause (i) or (ii) of this definition, individually or in the aggregate, beneficially own 10% or more of any class of voting securities.

"Agreement" shall have the meaning given to that term in the introductory paragraph.

"Amtrak" shall have the meaning given to that term in the Recitals.

"Ancillary Agreements" shall have the meaning given to that term in the Recitals.

"Assets" shall have the meaning given to that term in the Recitals.

"Assignment and Assumption Agreement Regarding Passenger Rail Operations" shall have the meaning given to that term in the Recitals.

"Assumed Liabilities" shall have the meaning given to that term in Section 2.4.

                        "Automotive Traffic" means finished automobiles, sport utility vehicles, vans (including minivans), trucks and any other vehicles.

             "Ayer Automotive Facility" shall mean that facility for the transfer of Automotive Traffic generally located at approximately MP 314 in Ayer, MA.

            "Ayer Intermodal Facility" shall mean that facility for the transfer of Intermodal Traffic generally located in Ayer (Devens), MA, but excluding the warehouse complex owned by Pan Am.

"Ayer Switching Agreement" shall have the meaning given to that term in the Recitals.

  "B&M" shall have the meaning given to that term in the introductory paragraph.

"Bill of Sale" shall have the meaning given to that term in the Recitals.

"Business Day" shall mean any day other than a Saturday or Sunday or any day banks in the State of New York are authorized or required to be closed.

"Canadian Pacific" shall mean Canadian Pacific Railway Company or Delaware and Hudson Railway Company, Inc., as its subsidiary, as the context may require.

"Capital Projects and Facility Management Agreement" shall have the meaning given to that term in the Recitals.

"Charter Documents" shall mean the certificate of incorporation or articles of incorporation and the by-laws, with respect to a corporation; the partnership agreement, with respect to a general partnership; or the certificate of formation and operating or company agreement, with respect to a limited liability company.

"Cleanup" shall mean all actions, including investigations, required by Law to:   (1) cleanup, remove, treat or remediate Hazardous Materials in the environment; (2) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the environment.

"Closing" shall mean the closing for the joint venture, which shall involve, among other things, the capital contribution by NSR to the Company described in Section 2.2(a) of this Agreement and the capital contribution by the Pan Am System Parties to the Company described in Section 2.3(a) of this Agreement.

"Closing Date" shall have the meaning given to that term in Section 6.

"Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

"Company" shall have the meaning given to that term in the Recitals.

"Company Agreement" shall have the meaning given to that term in the Recitals.

"Company Indemnified Parties" shall have the meaning given to that term in Section 14.2(a).

"ConnDOT" shall have the meaning given to that term in the Recitals.

"Confidentiality Agreement" shall have the meaning given to that term in Section 12.2(a).

"Contract" shall mean any note, bond, debenture, mortgage, license, agreement, commitment, contract, obligation, promise or understanding.

"CSXT" shall have the meaning given to that term in the Recitals.

"Damages" shall have the meaning given to that term in Section 14.2(a).

" Delaware Courts" shall have the meaning given to that term in Section 16.3(a)(i).

"Dispute" shall have the meaning given to that term in Section 16.1.

"Environmental Claim" means any fine, claim, action, lien, cause of action, investigation or notice by any Person alleging potential liability (including potential liability for Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, manufacture, processing, distribution, use, treatment, storage, Release or threatened Release, disposal, transport or handling, of any Hazardous Materials, or (b) circumstances forming the basis of any violation of any Environmental Law.

"Environmental Laws" means all Laws relating to pollution or protection of human health or the environment, including all Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials, all Laws relating to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials and all Laws relating to endangered or threatened species of fish, wildlife and plants and natural resources.

"Environmental Reports" shall have the meaning given to that term in Section 10.6(d).

"Excluded Assets" shall have the meaning given to that term in Section 10.3(a).

"Execution Date" shall mean the date that the last Party executes this Agreement.

"Existing Transportation Agreement" shall have the meaning given to that term in Section 8.

"Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any mediation body or arbitral tribunal, including the STB.

              SEQ CHAPTER \h \r 1 "Hazardous Materials" shall mean asbestos, polychlorinated biphenyls, oil, gasoline or other petroleum based liquids, and any and all other materials or substances deemed hazardous or toxic or regulated by applicable Laws, including but not limited to substances defined as hazardous under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§ 6901 et seq.   (or any state counterpart to the foregoing statutes) or determined to present the unreasonable risk of injury to health or the environment under the Toxic Substances Control Act, as amended, 15 U.S.C. §§ 2601 et seq.

"Indebtedness" means, with respect to any Person, (i) any liability, contingent or otherwise, (a) for borrowed money, capitalized lease obligations, purchase money obligations or other obligations relating to the deferred purchase price of assets or property or (b) evidenced by a note, bond, debenture, letter of credit or similar instrument given in connection with the acquisition, other than in the ordinary course of business consistent with past practice, of any property, assets, securities or otherwise, including indebtedness created or arising under conditional sale or other title retention agreements (even though the rights and remedies of the seller or lender under the agreements in the event of default are limited to repossession or sale of the property), (ii) any liability of others described in the preceding clause (i) which such Person has guaranteed or which otherwise is its legal liability, (iii) all indebtedness referred to above secured by (or for which the holder of the indebtedness has an existing right, contingent or otherwise, to be secured by), any Lien upon the property of such Person, whether or not the obligations secured thereby have been assumed, and (iv) any amendment, renewal, extension or refunding of any liability referred to in clauses (i), (ii) and (iii) above; provided, however, that Indebtedness does not include any trade payables of any Person incurred in the ordinary course of business consistent with past practice.   The amount of Indebtedness of any Person at any date shall be the outstanding balance at the date of all unconditional obligations as described above and the maximum amount of any contingent obligations at the date.

"Indemnified Party" shall have the meaning given to that term in Section 14.4.

"Indemnifying Party" shall have the meaning given to that term in Section 14.4.

                        "Intermodal Traffic" generally shall refer to the movement of railcars for the transportation of containers and trailers.

  "Knowledge" with respect to Pan Am shall mean the actual knowledge, after due inquiry into the matter in question, of Pan Am officials with managerial responsibility over the subject matter in question, and, with respect to NSR, shall mean the actual knowledge, after due inquiry in to the matter in question, of NSR officials with managerial responsibility over the subject matter in question.

"Law" shall mean any U.S. federal, state or local or foreign statute, law, rule, regulation, ordinance, order, code, policy or rule of common law, now or hereafter in effect and, in each case, as amended, any binding judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent, decree or judgment.

"Lease" and "Leases" shall have the meaning given to those terms in Section 10.4(b)(v).

"Leased Personal Property" shall mean all personal property leased by any of the Pan Am System Parties that is included in the Assets.

"Leased Property" and "Leased Properties" shall have the meaning given to those terms in Section 10.9(b).

"Lien" shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, purchase option, right of first offer, right of first refusal, priority or other security agreement (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction to evidence any of the foregoing).

"Line" shall have the meaning given to that term in the Recitals.

"Material Adverse Effect" shall mean, with respect to any Party, any change, circumstance, event or effect which, individually or when considered in conjunction with other changes, circumstances or effects, has had or would reasonably be likely to have a material adverse effect on (a) with respect to a Material Adverse Effect on Pan Am and its Subsidiaries, the Assets, taken as a whole, or the financial condition or results of operations of the business of the Company to be conducted with the Assets after the Closing, taken as a whole, or (b) with respect to a Material Adverse Effect on any Party, the ability of such Party to consummate the transactions contemplated by this Agreement or the Ancillary Agreements or to perform its obligations hereunder or thereunder; provided, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect:   (x) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including changes in energy prices or availability, except to the extent that such conditions disproportionately affect such Party's business relative to the effect of such factors on other Persons operating in such party's industry, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, except to the extent that such conditions disproportionately affect such Party's business relative to the effect of such factors on other Persons operating in such party's industry, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles, (5) changes in Law or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (y) any of the events, occurrences, or circumstances set forth in Schedule 1.1(b) and (z) any change, occurrence, event or effect, which shall have been cured without a Material Adverse Effect (excluding this clause (z)), on the Assets, before the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to Section 14.

"Material Contracts" shall have the meaning given to that term in Section 10.4(b).

"MBTA" shall have the meaning given to that term in the Recitals.

"MBTA Operating Rights" shall have the meaning given to that term in the Recitals.

"MBTA Segment" shall have the meaning given to that term in the Recitals.

"Mechanicville Improvements" shall have the meaning given to that term in Schedule 2.2(a).

"Mechanicville Intermodal and Automotive Facility" shall mean that intermodal and automotive facility anticipated to be constructed in Mechanicville, NY on property now owned, or under option by, one or more of the Pan Am System Parties or a subsidiary thereof.

"Metro North" shall have the meaning given to that term in the Recitals.

"Miscellaneous Assignment and Assumption Agreement" shall have the meaning given to that term in the Recitals.

"Notices" shall have the meaning given to that term in Section 17.1.

"NSR" shall have the meaning given to that term in the introductory paragraph.

"NSR Contribution" shall have the meaning given to that term in Section 2.2(a).

"NSR Indemnified Parties" shall have the meaning given to that term in Section 14.2(a).

"NSR Joint Use Agreement" shall have the meaning given to that term in the Recitals.

"Option Agreement" shall have the meaning given to that term in the Recitals.

"Owned Property" and "Owned Properties" shall have the meaning given to those terms in Section 10.9(a).

"Pan Am" shall have the meaning given to that term in the introductory paragraph.

"Pan Am Change in Control" shall mean: (1) the establishment of a voting trust as described in 49 C.F.R. Part 1013 - Guidelines for the Proper Use of Voting Trusts, or any subsequent regulation, with regard to the acquisition of a controlling block of voting securities of the Pan Am Member or any entity having direct or indirect control over the Pan Am Member, including but not limited to the Pan Am Parent; (2) the submission to the STB of any application, petition for exemption, or notice of exemption seeking approval, or exemption from approval, to effect a change in control of the Pan Am Member or any entity having direct or indirect control over the Pan Am Member; (3) any merger or consolidation of the Pan Am Parent with or into any Person; (4) the acquisition by any Person of all or substantially all of the assets of the Pan Am Parent; or (5) not taking into account Pan Am's membership interest in the Company, the sale, transfer or other distribution of all or substantially all of the assets of Pan Am.

"Pan Am Contribution" shall have the meaning given to that term in Section 2.3(a).

"Pan Am Disclosure Schedule" shall have the meaning given to that term in Section 10.

"Pan Am Indemnified Parties" shall have the meaning given to that term in Section 14.3(a).

"Pan Am Member" shall mean B&M or any permitted transferee of its membership interest in the Company under the Company Agreement.

"Pan Am Parent" shall mean Pan Am Systems, Inc., a Florida corporation, and the ultimate parent of the Pan Am System Parties.

"Pan Am System Parties" shall have the meaning given to that term in the introductory paragraph.

"Parent" as to NSR shall mean Norfolk Southern Corporation.

"Party" and "Parties" shall have the meaning given to those terms in the introductory paragraph.

"Permits" shall have the meaning given to that term in Section 10.11(b).

"Permitted Liens" shall mean collectively, (i) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made; (ii) such imperfections of title, easements and other similar encumbrances, if any, as do not, individually or in the aggregate, interfere in any material respect with the use of any Owned Property as such Owned Property is used on the date of this Agreement; (iii) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar Liens arising in the ordinary course of business consistent with past practice, all of which shall be released at or prior to the Closing; or (iv) those Liens set forth on Schedule 1.1(c) hereto.

"Person" shall mean an individual or a partnership, corporation, trust, association, limited liability company, Governmental Authority or other entity.

"Properties" shall have the meaning given to that term in Section 10.9(b).

"Railroad Operating Agreement" shall have the meaning given to that term in the Recitals.

"Release" means any release, spill, emis-sion, discharge, leaking, pumping, injection, depos-it, dispos-al, or leaching into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property of any Hazardous Material, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

"Remaining Springfield Terminal" shall mean those lines owned or operated by Springfield Terminal on the day after the Closing.

"Required Governmental Consents" shall have the meaning given to that term in Section 12.3.

"Rules" shall have the meaning given to that term in Section 16.3(b).

            "Sanvel Automotive Facility" shall mean that facility anticipated to be constructed for the transfer of Automotive Traffic to be located east of Willows Road in Ayer, MA as generally identified as Sanvel on the Ayer Switching Agreement schematic.

"Special Use Facilities" shall have the meaning given to that term in Section 9.2.

" Springfield Terminal" shall have the meaning given to that term in the introductory paragraph.

"Springfield Terminal Haulage Rights Agreement" shall mean an agreement governing the provision of certain haulage rights granted by the Company to Springfield Terminal, substantially in the form of Appendix L, which such agreement shall be executed and delivered in the stead of the Springfield Terminal Joint Use Agreement if the consent to use the MBTA Section for purposes of the Springfield Terminal Joint Use Agreement is not procured.

" Springfield Terminal Joint Use Agreement" shall have the meaning given to that term in the Recitals.

" Springfield Terminal Transportation Contract" shall mean a Transportation Agreement to which one of the Pan Am System Parties is a party involving the purchase of railroad transportation services over the Line.

"STB" shall mean the Surface Transportation Board or any successor entity thereto.

"STB Approval" shall mean the grant of the approval of the STB, or the grant of an exemption from the need to obtain such approval, in each case received in response to submissions of the Parties requesting the same.

"Subsidiary" of any Person shall mean any entity of which such Person owns, directly or indirectly, securities or other ownership interests having the power to elect a majority of the board of directors or other persons performing similar functions, or otherwise having the power to direct, manage or control the conduct of business of such entity and, when used with respect to Pan Am, shall include without limitation B&M and Springfield Terminal.

"Tax Return" shall mean any report, return, document, declaration or other information or filing (including any amendment thereto) with respect to Taxes required by Law to be supplied to any Governmental Authority (foreign or domestic) or to be collected or maintained, including information returns, any documents accompanying payments of estimated Taxes, or requests for the extension of time in which to file any such report, return, document, declaration or other information or filing.

"Tax" or "Taxes" shall mean all federal, state, local, foreign and other taxes, customs, duties, fees, levies, assessments or charges of any kind whatsoever, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, real or personal property, business, documentary, registration, filing, recordation, unemployment, worker's compensation, commercial rent, premium, windfall profits, deemed profits, lease, capital, production, corporation, value added, bulk sale or other taxes, customs, duties, fees, levies, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority (domestic or foreign) regardless of whether   disputed or whether related to the filing of a Tax Return (or the failure to file a Tax Return).

"Third Party Claim" shall have the meaning given to that term in Section 14.5(a).

"Third Party Lease" and "Third Party Leases" shall have the meaning given to those terms in Section 10.4(b)(vi).

"Title Company" shall have the meaning given to that term in Section 12.4(b).

"Transfer" shall mean sell, assign, transfer, pledge, grant a security interest in, or otherwise dispose of, with or without consideration, and "Transferred" shall have a correlative meaning.

"Transportation Agreement" shall mean a Contract between rail carrier(s) and a Person or Persons relating to the purchase of transportation services as specified in 49 U.S.C. Section 10102(9)(A) and (B); provided that, if a Transportation Agreement covers service between more than one pair of points, the provisions governing service between each pair of points shall be treated as a distinct Transportation Agreement.

"Transportation Agreement Assignment and Divisions Allocation Agreement" shall have the meaning given to that term in the Recitals.

1.2               Construction of Certain Terms and Phrases

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                        Unless the context otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refers to the specified Article or Section of this Agreement; (e) the terms "and" and "or" include the term "and/or" when the context is appropriate; (f) the terms "include" or "including" also include the words "without limitation" when the context is appropriate; and (g) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of the Person specified or, in the case of the operation of the Line, the business and practice of Pan Am and its Subsidiaries with respect to the Assets.   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under generally accepted accounting principles, as in effect in the United States of America ..   Unless the context otherwise requires, whenever this Agreement refers to an Appendix, Exhibit or Schedule, it is a reference to an Appendix, Exhibit or Schedule attached hereto, and the referenced Appendix, Exhibit or Schedule shall be deemed to be incorporated by reference.

2.       Option, Improvements and Capital Contribution ..

2.1        Execution of the Company Agreement ..

On the Closing Date, which shall in all cases be a date subsequent to the effective date of the decision granting STB Approval, B&M and NSR shall: (a) execute the Company Agreement, and (b) complete and execute and submit all other forms reasonable and necessary or desirable, and perform all other tasks reasonable and necessary or desirable, to have the Company (i) exist in good standing to do business in the States of New York, Vermont, Connecticut, Massachusetts, and New Hampshire and (ii) governed by the Company Agreement.

2.2        Capital Contribution for NSR Interest

(a)                 At the Closing, NSR and B&M shall cause the Company to issue to NSR, in exchange for an assignment of the Option Agreement and cash and commitments to contribute cash in the amounts and on the dates set forth in Schedule 2.2(a) (the "NSR Contribution"), the NS Member's Membership Interests (as defined and otherwise described in the form of Company Agreement attached).   The commitments to contribute cash shall be reflected by one or more demand notes that permit prepayment with no penalty.

(b)                The Parties acknowledge that NSR's initial capital account in the Company immediately after the Closing shall be the amount reflected in Exhibit 2.2 of the form of Company Agreement attached.

2.3     Capital Contribution for Pan Am Interest ..

                        (a)         At the Closing, NSR and B&M shall cause the Company to issue to B&M, in exchange for contribution by it of the remaining undivided interest in the Assets (other than the To-Be-Constructed Assets, as defined in the Option Agreement) that is not subject to the Option Agreement, (the "Pan Am Contribution"), the Pan Am Member's Membership Interests (as defined and otherwise described in the form of Company Agreement attached).   The Pan Am System Parties shall cause the Assets to reside in B&M before its contribution in part to the Company, and its sale in part to the Company under the Option Agreement, of the Assets free and clear of all Liens other than Permitted Liens and judgment liens of record with respect to which Pan Am shall execute and deliver an indemnification agreement in the form of the attached Appendix M.   The Parties acknowledge that, at Closing, Springfield Terminal will have an inventory of track material physically on the property to be contributed.   It is the intention that this track material will remain the property of Springfield Terminal.   Such track material shall be collected and removed by Springfield Terminal from the Company's property after Closing.   Any such track material remaining on the Company's property ninety (90) days after the Closing shall become the property of the Company.

                                    (b)         The Parties acknowledge that the Pan Am Member's initial capital account in the Company will be as reflected in Exhibit 2.2 of the form of Company Agreement attached.

2.4     Transfer of Liabilities ..

Subject to the terms and conditions of this Agreement, at the Closing, NSR and Pan Am shall cause the Company to assume the liabilities and obligations of the Pan Am System Parties relating to the operation of the Assets set forth on Schedule 2.4 hereto (the "Assumed Liabilities").   Except as and to the extent otherwise expressly provided in this Agreement, the Company does not agree to pay, shall not be required to assume and shall not have any obligation in respect of, any liability or obligation, direct or indirect, absolute or contingent, of Pan Am, NSR or any other Person, the assumption of which by the Company is not expressly provided for in this Agreement, including but not limited to any Environmental Claims arising out of conditions existing prior to Closing.

2.5     Use of Proceeds.

NSR and Pan Am shall cause the Company to use $87,500,000 of the proceeds from the NSR Contribution plus any interest earned thereon from time to time for the capital expenditures anticipated to be made over a three (3) year period commencing on the Closing Date in accordance with Schedule 2.5.

3.       Asset Purchase and Sale ..

                        At the Closing, NSR and Pan Am shall cause the Company to exercise the NSR-contributed Option Agreement and purchase from B&M a twenty-six and three hundred sixteen thousandth percent (26.316%) undivided interest in the Assets other than the To-Be-Constructed Assets, as defined in the Option Agreement, and a one-hundred percent (100%) interest in the To-Be-Constructed Assets, in exchange for Forty-seven Million Five Hundred Thousand Dollars ($47,500,000) (being the net of the purchase price of Fifty-two Million, Five Hundred Thousand Dollars ($52,500,000) taking into consideration the Five Million Dollars ($5,000,000) credit of the option purchase price).   B&M shall sell the Option Property, as defined in the Option Agreement, to the Company free and clear of all Liens other than Permitted Liens and judgment liens of record with respect to which Pan Am shall execute and deliver an indemnification agreement in the form of the attached Appendix M.

4.       Freight Rail Operations over the MBTA Segment and other Passenger Corridors ..

Prior to the Closing, each of the Pan Am System Parties shall use its commercially reasonable efforts to obtain the consent of MBTA, pursuant to the Assignment and Assumption Agreement Regarding Passenger Rail Operations or its general equivalent, to an assignment of the MBTA Operating Rights to the Company, together with the consent of MBTA for the use of the MBTA Segment as contemplated in the Springfield Terminal Joint Use Agreement and the NSR Joint Use Agreement.   Prior to Closing, each of the Pan Am System Parties shall use its commercially reasonable efforts to obtain the consent of Amtrak, ConnDOT and Metro North to an assignment of the Pan Am System Parties' operating rights over sections of the Line owned by those passenger entities.   The Parties shall seek the authority, or exemption from the need to obtain such authority, of the STB permitting said assignments, should such consent be obtained and should STB authority be required for said assignments.

5.       Passenger Rail over the Line ..

            The Parties acknowledge and agree that the potential exists for additional passenger service on the Line, including the potential for an expansion, or increased frequency, of service between Boston and the surrounding areas.   While other entities, including Amtrak, Metro North, ConnDOT and MBTA, state government and the federal government, are responsible for funding infrastructure and operating costs related to the introduction and operation of additional passenger trains and service, the Parties acknowledge their respective obligations to work with Amtrak, Metro North, ConnDOT and MBTA and other governmental entities to evaluate in good faith proposals for government-funded passenger service, and to cooperatively implement such funded proposals to the extent they do not interfere with the growth and development of freight service.

6.       The Closing ..

The Closing shall take place at the offices of Zuckert, Scoutt & Rasenberger, LLC (7th Floor, 888 17th Street, N.W., Washington, D.C.) at 10:00 A.M., local time on a date to be agreed to by the Parties, which shall be no later than three Business Days following the date on which all of the conditions set forth in Article 13 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time and place as the Parties mutually agree upon in writing.   The date of the Closing is referred to in this Agreement as the "Closing Date."

7.       Deliveries at the Closing ..

7.1               Deliveries at the Closing

.

At the Closing:

(a)                 NSR shall deliver: (i) to the Company, the NSR Contribution; (ii) to each of the parties to each of the respective Ancillary Agreements, a duly executed counterpart original of each Ancillary Agreement, including but not limited to the Company Agreement, to which NSR is a party; and (iii) to Pan Am, such other documents and instruments as Pan Am may reasonably request to evidence the satisfaction of all conditions precedent set forth in Articles 13.1 and 13.3 of this Agreement or which are required to be delivered by NSR at or prior to the Closing Date pursuant to this Agreement.

(b)                Each of the Pan Am System Parties shall deliver: (i) to each of the parties to each of the respective Ancillary Agreements, a duly executed counterpart original of each of the Ancillary Agreements, including but not limited to the Company Agreement, to which such Pan Am System Party is a party; (ii) to the Company, quitclaim deeds with respect to each of the Owned Properties; (iii) to the Company, the consents to the assignment provided for in Section 4 of this Agreement, if any; (iv) to the Company, all such other deeds, endorsements, assignments and other instruments as are necessary to transfer to the Company the interests of each and every one of the Pan Am System Parties in the Assets in accordance with the terms hereof; and (v) to NSR, such documents and instruments as NSR may reasonably request to evidence the satisfaction of all conditions precedent set forth in Articles 13.1 and 13.2 of this Agreement or which are required to be delivered by Pan Am at or prior to the Closing Date pursuant to this Agreement.   Notwithstanding anything to the contrary in this Section 7.1(b), if consent to use the MBTA Section for the purposes of the Springfield Terminal Joint Use Agreement is not procured, then the Springfield Terminal Haulage Rights Agreement shall be executed and delivered in the stead of the Springfield Terminal Joint Use Agreement.

(c)                 NSR and Pan Am shall cause the Company to deliver to each of NSR and the Pan Am System Parties duly executed counterpart originals of each Ancillary Agreement to which both the Company and the other Party are parties.   Notwithstanding anything to the contrary in this Section 7.1(b), if consent to use the MBTA Section for the purposes of the Springfield Terminal Joint Use Agreement is not procured, then the Springfield Terminal Haulage Rights Agreement shall be executed and delivered in the stead of the Springfield Terminal Joint Use Agreement.

(d)                Each of the Pan Am System Parties shall deliver to the Company a copy of each and every Existing Transportation Agreement.

7.2               Further Assurances

.

At and following the Closing, each Party to this Agreement shall deliver or cause to be delivered, as appropriate, such further certificates, consents and other documents as may be necessary to carry out the terms of this Agreement.

8.       Allocation of Pan Am Transportation Agreements.

                        Each Pan Am Transportation Agreement in effect as of the Closing Date ("Existing Transportation Agreement") shall remain in effect through its stated term and the rights and obligations thereunder shall, from and after Closing, belong to, and be carried out by, the Company and Pan Am, each to the extent said Existing Transportation Agreement involves rail transportation over its respective rail lines, all pursuant to the Transportation Agreement Assignment and Divisions Allocation Agreement.   Revenues accruing from and after Closing under each such Existing Transportation Agreement shall be allocated in accordance with the Transportation Agreement Assignment and Divisions Allocation Agreement.

9.         Destination Facilities

.

9.1               Mechanicville Intermodal and Automotive Facility

.

            (a)         The Parties acknowledge and agree that the construction and operation of the Mechanicville Intermodal and Automotive Facility are material to the proposed transactions described herein, and agree to perform, and to cause their respective subsidiaries, at and following the Closing, to perform those actions as are reasonably necessary in order to effectuate the construction and entering into operation said Facility, all in accordance with the terms and conditions of the Capital Projects and Facility Management Agreement as it appears as an appendix hereto.

            (b)         Following construction, and subject to Section 9.2, the Parties agree that the Mechanicville Intermodal and Automotive Facility will be a facility for the interchange and yard work (including the loading and unloading) of loaded and empty Intermodal Traffic and Automotive Traffic: (i) between Canadian Pacific and the Company; (ii) between NSR and the Company; (iii) if and when NSR initiates trackage rights operations pursuant to the NSR Joint Use Agreement, between Canadian Pacific (or NSR trackage rights operations over the same) and NSR Joint Use Agreement trackage rights operations; and (iv) between Canadian Pacific and Springfield Terminal.   Canadian Pacific shall not be charged for access to the Mechanicville Intermodal and Automotive Facility for the purpose of delivering or pulling NSR Intermodal Traffic or Automotive Traffic.

                                    (c)         Except as may be required by Section 9(g)(ii)(A) of the Railroad Operating Agreement, as it appears as an Appendix hereto, the Mechanicville Intermodal and Automotive Facility will be operated by a terminal operator(s) selected in accordance with the terms and conditions of the Capital Projects and Facility Management Agreement as it appears as an appendix hereto, which terminal operator shall provide all services, including mechanical, switching, unloading, data entry, tracking, security, and such other services as may be reasonable and necessary to efficiently and effectively carry out the purposes of the facility.   The rules and terms of the then-current NSR Intermodal Rules Circular and the NSR Conditions of Carriage, in each case as amended from time to time, shall apply to services provided at the facility.

                                    (d)         The Parties recognize that it is in the best competitive interest of the Company to have as low an operating cost structure as possible at the Mechanicville Intermodal and Automotive Facility, and agree to work together in good faith to minimize operating expenses.   Monthly utility costs (water, sewer, electricity) shall be allocated to the users of the Mechanicville Intermodal and Automotive Facility on the basis of the per unit activity at the facility during the month associated with the respective cost.   Fixed costs for use of the facility shall be allocated to NSR and Springfield Terminal in a ratio equal to the number of loaded revenue rail cars handled for each, measured on an annual basis (with each articulated rail car being counted as one rail car for each four axles, or fraction thereof).   For those services at the facility provided through the terminal operator, such services shall be charged to the users at cost (for those services that the terminal operator charges on a per unit basis) or on the aforementioned ratio basis (for those services that the terminal operator charges on a fixed cost basis).   The Management Committee of the Company, as defined in the Company Agreement, shall work in good faith with the users of the facility to develop appropriate compensation, rate adjustments, and terms and conditions for those services at the facility provided by the Railroad Operator.   To cover other costs (such as land rent, taxes, terminal maintenance and other fixed fees, services and costs associated with the existence of the facility), a "Mechanicville Access Fee" shall be assessed to all users of the facility.   The initial Mechanicville Access Fee shall be $7.50 per revenue load for Intermodal Traffic and $15.00 per revenue load for Automotive Traffic.   The initial Mechanicville Access Fee shall be adjusted in conformance with Section 3(a) of Appendix G to the NSR Joint Use Agreement, attached hereto as Appendix C.

9.2               Special Use Facilities

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                                    In recognition of the limited capacity of the Mechanicville Intermodal and Automotive Facility, the Ayer Intermodal Facility, the Ayer Automotive Facility, and the Sanvel Automotive Facility (collectively, the "Special Use Facilities"), the Company shall dedicate all capacity at the Special Use Facilities as follows:   (i) the Ayer Intermodal Facility shall be dedicated to NSR for Intermodal Traffic having a prior or subsequent move over Mechanicville, and to Springfield Terminal for Intermodal Traffic having a prior or subsequent move over the remaining Springfield Terminal System east of CPF 312, (ii) the Mechanicville Intermodal and Automotive Facility shall be dedicated to Springfield Terminal for traffic having a prior or subsequent move over the lines of Remaining Springfield Terminal east of CPF 312, and to NSR for all other Intermodal Traffic and Automotive Traffic; (iii) the Sanvel Automotive Facility shall be dedicated to NSR for Automotive Traffic; and (iv) as soon as it becomes available upon termination or expiration of the existing lease thereon, the Ayer Automotive Facility shall be dedicated to NSR for Automotive Traffic.

10.   Representations and Warranties of Pan Am

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                        Except as set forth in the disclosure schedule (the "Pan Am Disclosure Schedule") prepared by Pan Am and delivered by Pan Am to NSR concurrently with the execution of this Agreement (in each case making reference to the particular subsection of this Agreement to which the relevant disclosure or exception is being made), Pan Am, on behalf of itself and the other Pan Am System Parties, represents and warrants to NSR as of the date hereof and, to the extent provided in Section 13.3(a), as of the Closing, as follows:

10.1           Organization, Standing and Power

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Pan Am, and each of the other Pan Am System Parties, is a corporation (or, in relevant case, a limited liability company) duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or other formation and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.   Pan Am, and each of the other Pan Am System Parties, is duly qualified or licensed as a foreign entity and is in good standing in each jurisdiction where the nature of its properties owned or held under lease or the nature of the business conducted by it make such qualification necessary, except for any failure to be so qualified, licensed and in good standing as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

10.2           Authority; Enforceability; Noncontravention

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(a)                 Each of Pan Am and the other Pan Am System Parties has full power and authority to enter into, execute and deliver this Agreement, each of the Ancillary Agreements (including the Company Agreement and, if applicable, the Springfield Terminal Haulage Rights Agreement) to which it is a party, and perform its obligations hereunder and thereunder.   This Agreement has been, and each of the Ancillary Agreements (including the Company Agreement and, if applicable, the Springfield Terminal Haulage Rights Agreement) will be, duly authorized by all necessary action of the Pan Am System Parties.   This Agreement has been, and each of the Ancillary Agreements (including the Company Agreement and, if applicable, the Springfield Terminal Haulage Rights Agreement) will be, duly executed and delivered by each of Pan Am and the other Pan Am System Parties and, assuming their due execution and delivery by the other party or parties hereto or thereto, constitutes or will constitute a valid and legally binding obligation of each of Pan Am and the other Pan Am System Parties, respectively, enforceable against them in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws relating to or affecting creditors' rights generally, and to the availability of equitable remedies.

(b)                The execution and delivery of this Agreement and each of the Ancillary Agreements (including the Company Agreement and, if applicable, the Springfield Terminal Haulage Rights Agreement) by each of Pan Am and the other Pan Am System Parties, as the case may be, does not and will not, and compliance by Pan Am and the other Pan Am System Parties with the provisions of this Agreement and each of the Ancillary Agreements (including the Company Agreement and, if applicable, the Springfield Terminal Haulage Rights Agreement) will not, (i) conflict with or result in a breach or default under the Charter Documents of the relevant Pan Am System Party; (ii) constitute or result in a material breach or violation of, or a material default under, or the acceleration of (with or without the giving of notice, the lapse of time or both) any obligation pursuant to, any provision of any Material Contract to which the relevant Pan Am System Party is a party or otherwise bound, or to which any property or asset of the relevant Pan Am System Party is subject; (iii) subject to the filings with Governmental Authorities and other matters referred to in Section 10.2(c) below, violate any Law applicable to Pan Am or the other Pan Am System Parties; (iv) result in the creation or imposition of any material Lien on the Assets; or (v) constitute or result in any material change in the rights or obligations of any party under any of the Material Contracts.

(c)                 Except (i) for the applicable requirements of the STB and (ii) as set forth on Section 10.2(c) of the Disclosure Schedule, there are no approvals, authorizations, consents, orders or other actions of, or filings with, any Person, including any Governmental Authority, that are required to be obtained or made by Pan Am or any other Pan Am System Party in connection with the execution of, and the consummation of the transactions contemplated under, this Agreement or the Ancillary Agreements (including the Company Agreement), except in each case as will not, individually or in the aggregate, impair in any material respect the performance by Pan Am or any other Pan Am System Party of their respective obligations hereunder.

10.3           Assets

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            (a)         The Assets constitute all properties, assets and rights (real, personal and mixed, tangible and intangible) currently utilized in the operation of the Line, other than (i) operating equipment such as locomotives, rail cars and maintenance vehicles, (ii) maintenance of way machinery and tools and (iii) an inventory of track material physically on the property not to be contributed (the "Excluded Assets") and, except for the Excluded Assets, the Assets are sufficient to operate the Line (i) in substantially the same manner as operated by the Pan Am System Parties prior to the Closing (assuming the use, by the Railroad Operator, as defined in the form of Railroad Operating Agreement attached, of operating equipment and maintenance of way machinery and tools) and (ii) as contemplated by the NSR Joint Use Agreement.   It is the intent of the Pan Am System Parties to convey all interest in any real property that is contiguous and/or appurtenant to the Line delineated on the attached Schedule 1.1(a), but not to convey any interest in any real property that is not contiguous and/or appurtenant to the Line delineated on the attached Schedule 1.1(a).   To the extent the Parties have erroneously failed to exclude from Schedule 1.1(a) any real property that is not contiguous and/or appurtenant to the Line, the Parties agree to perform all things reasonable and necessary to correct that error.   Upon consummation of the transactions contemplated hereby, the Company will acquire, good and marketable title to all of the non-real estate owned Assets free and clear of all Liens except for Permitted Liens.

         (b)         The Ayer Automotive Facility shall be available for use by the Company for receipt and distribution of Automotive Traffic by 2017.

10.4           Material Contracts ..

(a)                 (i) True and correct copies of each Material Contract, including all amendments and modifications thereof and waivers thereunder, have been made available to NSR and its counsel; (ii) each Material Contract is in full force and effect, and is the valid and binding obligation of the relevant Pan Am System Party and, to the Knowledge of Pan Am, each other party to the Material Contract, and upon consummation of the transactions contemplated hereby each Material Contract will remain in full force and effect, and will be the valid and binding obligation of the Company and, to the Knowledge of Pan Am, each other party to the Material Contract; (iii) each of the relevant Pan Am System Parties has performed all of its respective material obligations required to be performed by it to date under each Material Contract, and is not in material breach of or material default under any Material Contract, and no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute a material breach of or material default by the relevant Pan Am System Party under any Material Contract; (iv) to the Knowledge of Pan Am, each party to each Material Contract other than a Pan Am System Party has performed all of the material obligations required to be performed by it to date under the Material Contract, and is not in material breach of or in material default under the Material Contract, and no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute a material breach of or material default by such other party under any Material Contract; and (v) no Material Contract will be affected adversely in any material way by the execution, delivery or performance of this Agreement or the Ancillary Agreements (including the Company Agreement and, if applicable, the Springfield Terminal Haulage Rights Agreement), each in accordance with its terms, and no Material Contract contains any change in control provision, restriction on assignment or other terms that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (including the Company Agreement and, if applicable, the Springfield Terminal Haulage Rights Agreement).

(b)                For purposes of this Agreement, "Material Contracts" shall mean the following Contracts of any of the Pan Am System Parties, each of which contracts is listed in Section 10.4(b) of the Disclosure Schedule, (X) relating to or affecting in any material way the Assets or the Assumed Liabilities or (Y) to be assigned to the Company pursuant to the terms hereof which are in effect on the date hereof:

                                                                                                      (i)             Each Contract which is to be performed in whole or in part at or after the date of this Agreement and which (1) Pan Am cannot cancel upon a specified number of days' notice, not to exceed ninety (90) days, without payment or penalty and involves aggregate annual payments of more than $100,000; (2) involves material non-monetary obligations to be performed later than one year from the date hereof; (3) otherwise materially affects the Assets or the operation of the Line; or (4) was not entered into in the ordinary course of business consistent with past practice;

                                                                                                    (ii)             Each Contract providing for any future payments that are conditioned, in whole or in part, on any Transfer or assignment of any of the Assets;

                                                                                                   (iii)             Each Contract for the Transfer of any of the Assets or for the grant of any preferential right to purchase any of the Assets or which requires the consent of any third party to the Transfer of any of the Assets;

                                                                                                  (iv)             Each Contract pursuant to which any material Leased Personal Property is used or leased in the operation of the Line;

                                                                                                    (v)             Each lease, sublease or other occupancy agreement pursuant to which any of the Pan Am System Parties leases, subleases or otherwise occupies any real property included or related to the Line (such leases, subleases and other occupancy agreements, together with any amendments, modifications and other supplements thereto, each a "Lease" and collectively, the "Leases");

                                                                                                  (vi)             Each lease, sublease or other occupancy agreement pursuant to which any of the Pan Am System Parties leases or subleases any real property included or related to the Line to a third party or one of its Affiliates (each such lease, sublease and other occupancy agreement, together with any amendments, modifications and other supplements thereto, a "Third Party Lease" and collectively, the "Third Party Leases");

                                                                                                 (vii)             Each Contract imposing a Lien on any of the Assets which serve as collateral for Indebtedness; and

                                                                                               (viii)             Each Contract granting haulage, trackage or other access or operating rights with respect to the Line.

10.5           Litigation and Proceedings

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There is no pending or, to the Knowledge of Pan Am, threatened Action to which any of the Pan Am System Parties is a party involving the Assets or the operation of the Line in any material way, and none of the Pan Am System Parties are subject to any material judgment, order, writ, injunction, decree or regulatory directive or agreement with respect to the Assets or the operation of the Line.   None of the Assets is subject to any judgment, order or decree entered in any Action which would be reasonably likely to have a Material Adverse Effect on the Company.

10.6           Environmental Matters ..

(a)                 Each of the Pan Am System Parties, with respect to the Properties and the operation of the Line, are in compliance in all material respects with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by each of the Pan Am System Parties of all material permits or decrees and other governmental authorizations required or entered into under applicable Environmental Laws, and compliance with the terms and conditions thereof), except as set forth in Section 10.6(a)(i) of the Disclosure Schedule.   None of the Pan Am System Parties has received in writing any notice, action, inquiry, investigation or claim alleging that the relevant Pan Am System Party, with respect to the Properties or the operation of the Line, are not in such compliance, except as set forth in Section 10.6(a)(ii) of the Disclosure Schedule.

(b)                To the best of Pan Am's knowledge or belief , there is no Environmental Claim relating to the Properties or the operation of the Line pending or threatened against any of the Pan Am System Parties or against any Person whose liability for any such Environmental Claim any of the Pan Am System Parties has retained or assumed either contractually or by operation of Law which would, individually or in the aggregate, be a Material Adverse Effect, except as set forth in Section 10.6(b) of the Disclosure Schedule.

(c)                 To the best of Pan Am's knowledge and belief, there are no present or past or future actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release, threatened Release or presence of any Hazardous Material which could form the basis of any Environmental Claim relating to the Properties or the operation of the Line which would, individually or in the aggregate, be a Material Adverse Effect, except as set forth in Section 10.6(c) of the Disclosure Schedule.

(d)                Pan Am has delivered or otherwise made available for inspection to NSR true and correct copies and results of any reports, studies, analyses, tests or other monitoring reports or related substantive correspondence with any Governmental Authority possessed or initiated by or on behalf of any of the Pan Am System Parties pertaining to Hazardous Materials in, on, beneath or adjacent to the Properties, or regarding the compliance of the Pan Am System Parties with applicable Environmental Laws with respect to the Properties and the operation of the Line (any of the foregoing, "Environmental Reports").

10.7           Labor Relations

.

Except as set forth in Section 10.7 of the Disclosure Schedule:

(a)                 There is no strike, lockout, slowdown or stoppage pending or, to the Knowledge of Pan Am, threatened against or directly affecting the operation of the Line.

(b)                None of the Pan Am System Parties is delinquent in payments in any material respect:   (i) to any of its employees involved in the operation of the Line for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them, (ii) to any of its employees involved in the operation of the Line for amounts required to be reimbursed to such employees or (iii) to any benefit plans with respect to amounts owed on behalf of any of its employees involved in the operation of the Line.

(c)                 There is no material unfair labor practice, charge or complaint against any of the Pan Am System Parties with respect to the operation of the Line, pending or, to the knowledge of Pan Am, threatened, before any Governmental Authority; and there is no grievance that would be reasonably likely to have a Material Adverse Effect on any of the Pan Am System Parties nor any arbitration proceeding arising out of or under any collective bargaining agreement pending against the Pan Am System Parties with respect to the operation of the Line.

10.8           Books and Records

.

The books and records of the Pan Am System Parties relating to the Assets and the operation of the Line have been fully, properly and accurately maintained in all material respects.

10.9           Real Property ..

(a)                 Section 10.9(a) of the Disclosure Schedule sets forth a true, correct and complete identification of the real property owned by any of the Pan Am System Parties included in the Assets (each such parcel individually, an "Owned Property" and collectively, the "Owned Properties") showing the common address, or other means of identification, and record title holder thereof and, to the Knowledge of Pan Am, all Liens thereon.   Each of the Pan Am System Parties, as applicable, owns, and upon the consummation of the transactions contemplated hereby will transfer and quitclaim to the Company all of their respective rights, titles and interests in and to the Owned Properties and to all buildings, structures and other improvements thereon, free and clear of all Liens, except for Permitted Liens, sufficient for the operation of the Line in the ordinary course of business (i) in substantially the same manner as operated by the Pan Am System Parties prior to the Closing and (ii) as contemplated by the NSR Joint Use Agreement.

(b)                Section 10.9(b) of the Disclosure Schedule sets forth, with regard to property to be included in the Assets, an identification of the real property leased or subleased by the Pan Am System Parties pursuant to each Lease (each a "Leased Property" and collectively, the "Leased Properties," and, collectively with the Owned Properties, the "Properties").   Each of the Pan Am System Parties has conducted a search of its records and has provided to NSR true, correct and complete copies of all leases, work letters, side agreements, consents, subordination agreements, guarantees and other similar arrangements or agreements with respect to each Lease and to which the respective Pan Am System Party is a party.   The respective Pan Am System Party holds, and after the consummation of the transactions contemplated hereby the Company will hold, a valid and existing leasehold or subleasehold interest, as applicable, in each Leased Property pursuant to the applicable Lease, free and clear of all Liens, other than Permitted Liens.   There are no oral agreements in effect as to any Lease to which any of the Pan Am System Parties is a party.   The terms of the Leases have not been modified in any respect, except to the extent that such modifications are set forth in the documents previously delivered or made available to NSR and its counsel, and none of the Pan Am System Parties is in negotiations with any landlord to cancel or terminate any Lease prior to the stated maturity date of such Lease.   Except for Permitted Liens, none of the Pan Am System Parties has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered its leasehold interest in any Lease.   None of the Pan Am System Parties has received a notice of default or termination with respect to any Lease.   No material damage or destruction (i.e., damage or destruction that would permit either party to the applicable Lease to terminate such Lease or cause the abatement of rent thereunder) has occurred with respect to any of the Leased Properties which has not been repaired prior to the date hereof.

(c)                 The Properties constitute all of the real estate within which the Pan Am System Parties operate the Line.   The Properties are in compliance with all requirements of applicable Law in all material respects, and none of the Pan Am System Parties has received notice of, and none of the Pan Am System Parties has Knowledge of, any condemnation, eminent domain, zoning, land use proceedings or other claims, causes of action, lawsuits or legal proceedings pending, threatened or contemplated regarding the ownership, use or possession of the Properties or any part thereof or of any sale or other disposition of the Owned Properties or any part thereof in lieu of condemnation, except for those matters that are set forth in Section 10.9(c) of the Disclosure Schedule.

(d)                Section 10.9(d) of the Disclosure Schedule sets forth, with regard to property to be included within the Assets, the common address of, or other means of identifying, each parcel of real property leased or subleased by a Pan Am System Party pursuant to each Third Party Lease and the property (or portion thereof) subject to such Third Party Lease.   True, correct and complete copies of all work letters, side agreements, consents, subordination agreements, guarantees and other similar arrangements or agreements with respect to the Third Party Leases and to which the Pan Am System Party is a party have heretofore been made available to NSR.   The terms of the Third Party Leases have not been modified in any respect, except to the extent that such modifications are set forth in the documents previously delivered or made available to NSR and its counsel, and none of the Pan Am System Parties is in negotiations with any tenant or subtenant to cancel or terminate any Third Party Lease prior to the stated maturity date of such Third Party Lease.

10.10       Brokers

.

None of the Pan Am System Parties has retained or otherwise engaged or employed, or paid or agreed to pay any fee or commission, to any agent, broker, finder or other Person, for or on account of acting as a finder or broker in connection with this Agreement or the Ancillary Agreements (including the Company Agreement or, if applicable, the Springfield Terminal Haulage Rights Agreement) or the transactions contemplated hereby and thereby.

10.11       Compliance With Laws and Other Matters

.   Each of the Pan Am System Parties:

(a)                 is, and has been, in compliance in all material respects, in the operation of the Line, with all applicable Laws (it being understood that, solely for purposes of this Section 10.11(a), the term "Laws" shall not include any statutes, laws, rules, regulations, ordinances, orders, codes, policies or rules of common law or amendment thereto that becomes effective after the Closing Date or any Environmental Laws) and the regulations, ordinances, rules, judgments, orders or decrees of any Governmental Authority applicable thereto or to the employees involved in the operation of the Line;

(b)                has, and upon the consummation of the transactions contemplated hereby the Company will have, all material permits, licenses, franchises, certificates of authority, orders, and approvals of, and has made all material filings, applications, and registrations with, Governmental Authorities that are required in order to permit it to operate the Line (the "Permits"); and has been in compliance in all material respects with the terms of the Permits; and all the Permits are, and will be, in full force and effect and a complete and accurate list of the Permits is set forth in Section 10.11(b) of the Disclosure Schedule;

(c)                 has received no notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any Laws (or indicating, in the absence of any such assertion, a possible investigation or inquiry with respect to any of the foregoing) with respect to the operation of the Line or (ii) threatening to suspend, materially modify or revoke any Permit; and

(d)                is not a party to or subject to any material order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, any Governmental Authority with respect to the Assets or the operation of the Line, and none of the Pan Am System Parties has been advised by any such Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such material order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission other than those items identified in Section 10.11(d) of the Disclosure Schedule.

10.12       Taxes

.   (a) All Tax Returns required to be filed by each of the Pan Am System Parties with respect to the Assets and the operation of the Line have been filed on a timely basis and all such returns are true, complete, and correct in all material respects, (b) all Taxes (whether or not shown on any Tax Return) that are due or claimed to be due from any of the Pan Am System Parties with respect to the Assets and the operation of the Line have been paid, (c) no notice has been received of any deficiencies for Taxes claimed, proposed or assessed by any Government Authority with respect to the Assets or the operation of the Line for which any of the Pan Am System Parties may be liable, (d) there are no pending, current or proposed audits, examinations, suits, proceedings, investigations, claims or administrative proceedings for or relating to any liability in respect of any Taxes with respect to the Assets or the operation of the Line for which any of the Pan Am System Parties may be liable, (e) each of the Pan Am System Parties has withheld and paid to the relevant Governmental Authority all Taxes required to have been withheld and paid in accordance with applicable Law with respect to the Assets and the operation of the Line, including in connection with any amounts paid or owing to any employee, independent contractor, creditor, equity holder or other Person, (f) there is, to the Knowledge of Pan Am, no outstanding material claim by any Governmental Authority in a jurisdiction where the Pan Am System Parties does not file Tax Returns that the Pan Am System Parties may be subject to Tax in such jurisdiction with respect to the Assets or and the operation of the Line, (g) there are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, (h) none of the Pan Am System Parties with respect to the Assets or the operation of the Line will be required to include any item of income in, or exclude any item of deduction from, income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (1) change in method of accounting for a Tax period ending on or prior to the Closing Date, (2) agreement with a Governmental Authority executed on or prior to the Closing Date, (3) deferred gains, (4) installment sale or open transaction disposition made on or prior to the Closing Date, or (5) prepaid amount received on or prior to the Closing Date, in each case under this Section 10.12, to the extent that the Tax liability of the Company or any Member (as defined in the form of Company Agreement attached) could be materially affected, and (i) none of the Pan Am System Parties with respect to the Assets or the operation of the Line is or will be required to adjust its tax basis in the Assets as may be required under Section 45G of the Code.

10.13       Insurance

.   The Assets are insured with reputable insurers and Section 10.13 of the Disclosure Schedule contains a true and correct list of such insurance policies maintained by the Pan Am System Parties, copies of which have been made available to NSR.   With respect to all insurance policies that are individually or in the aggregate material to the Assets and the operation of the Line: (i) such policies are in full force and effect on the date hereof and the Pan Am System Parties shall use their commercially reasonable efforts to continue such policies in full force and effect through the Closing Date, (ii) all premiums currently payable or previously due and payable with respect to all periods up to and including the Closing Date have been paid to the extent such premiums are due and payable on or prior to the date hereof and, with respect to premiums not due or payable at or prior to the date hereof, all premiums due and payable prior to the Closing Date, will have been paid prior to the Closing Date and (iii) no notice of cancellation or termination has been received with respect to any such policy.

10.14       Transactions with Affiliates

10.15       ..

                        With respect to the Assets and the operation of the Line, there are no outstanding amounts payable to or receivable from, or advances by any of the Pan Am System Parties to, and none of the Pan Am System Parties is otherwise a creditor or debtor to, any member or stockholder, director, employee or Affiliate of any of the Pan Am System Parties.   With respect to the Assets and the operation of the Line, none of the Pan Am System Parties are a party to any transaction or agreement with any Affiliate, member or stockholder, director or executive officer of any of the Pan Am System Parties or any material transaction or agreement with any employee other than executive officers.

11.   Representations and Warranties of NSR

.   NSR hereby represents and warrants as of the date hereof and, to the extent provided in Section 13.2(a), as of the Closing, as follows:

11.1           Organization, Standing and Power

.

NSR is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

11.2           Authority; Enforceability; Noncontravention ..

(a)                 NSR has full power and authority to enter into, execute and deliver this Agreement and each of the Ancillary Agreements (including the Company Agreement and, if applicable, the Springfield Terminal Haulage Rights Agreement) to which it is a party and perform its obligations hereunder and thereunder.   This Agreement has been, and each of the Ancillary Agreements (including the Company Agreement and, if applicable, the Springfield Terminal Haulage Rights Agreement) to which it is a party will be, duly authorized by all necessary action of NSR.   This Agreement has been and each of the Ancillary Agreements (including the Company Agreement and, if applicable, the Springfield Terminal Haulage Rights Agreement) to which it is a party will be, duly executed and delivered by NSR, and, assuming it is duly executed and delivered by the other parties thereto, constitutes or will constitute a valid and legally binding obligation of NSR, enforceable against it in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws relating to or affecting creditors' rights generally, and to the availability of equitable remedies.

(b)                The execution and delivery by NSR of this Agreement and each of the Ancillary Agreements (including the Company Agreement and, if applicable, the Springfield Terminal Haulage Rights Agreement) do not and will not, and compliance by NSR with the provisions of this Agreement and each of the Ancillary Agreements (including the Company Agreement and, if applicable, the Springfield Terminal Haulage Rights Agreement) will not, (i) conflict with or result in a breach or default under the Charter Documents of NSR or any of the terms, conditions or provisions of any Contract to which NSR is a party or otherwise bound, or to which any property or asset of NSR is subject; (ii) subject to the filings with Governmental Authorities and other matters referred to in Section 13.1(c) below, violate any Law applicable to NSR; or (iii) result in the creation or imposition of any Lien on any asset of NSR, except in each case as will not, individually or in the aggregate, impair in any material respect NSR's performance of its obligations hereunder.

(c)                 Except (i) for the applicable requirements of the STB and (ii) as set forth on Schedule 11.2(c), there are no approvals, authorizations, consents, orders or other actions of, or filings with, any Person that are required to be obtained or made by NSR in connection with the execution of, and the consummation of the transactions contemplated under, this Agreement or the Ancillary Agreements (including the Company Agreement or, if applicable, the Springfield Terminal Haulage Rights Agreement) except for any matters as will not, individually or in the aggregate, impair in any material respect NSR's performance of its obligations hereunder.

11.3           Brokers

.

NSR has not retained or otherwise engaged or employed, or paid or agreed to pay any fee or commission, to any agent, broker, finder or other Person, for or on account of acting as a finder or broker in connection with this Agreement or the Ancillary Agreements (including the Company Agreement or, if applicable, the Springfield Terminal Haulage Rights Agreement) or the transactions contemplated hereby and thereby.

12.   Covenants ..

12.1           Operation of the Line by the Pan Am System Parties

.

Between the date of this Agreement and the earlier of the Closing or termination pursuant to Section 15, except (a) as contemplated by this Agreement, (b) as may be required by applicable Law, (c) as set forth in Schedule 12.1 or (d) with the prior written consent of NSR, the Pan Am System Parties will (X) operate the Line according to the ordinary course of business consistent with past practice, (Y) use all commercially reasonable efforts to preserve intact the Assets and maintain the rights, franchises and existing relations with customers, suppliers, employees and business associates relating thereto and (Z) without limiting the generality of the clauses (X) and (Y) above:

                                                                                                      (i)             not transfer any of the Assets or any interest of the Pan Am System Parties therein other than in the ordinary course of business consistent with past practice or to another of the Pan Am System Parties in a manner consistent with this Agreement;

                                                                                                    (ii)             not change the general nature of operation of the Assets or conduct any new line of business with the Assets not consistent with past practice;

                                                                                                   (iii)             not mortgage, encumber or pledge any of the Assets or permit or allow any of the Assets to be subjected to any Lien other than Permitted Liens;

                                                                                                  (iv)             not terminate, make any material modifications to, transfer or materially amend any Material Contract;

                                                                                                    (v)             not dispose of any books, records and accounts relating to the Assets, and to maintain such books records or accounts in the usual, regular and ordinary manner, on a basis consistent with prior periods;

                                                                                                  (vi)             not enter into any lease for real property with respect to any portion of the Assets;

                                                                                                 (vii)             not permit any waste of any of the Assets;

                                                                                               (viii)             not pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, contingent or otherwise) related to the Assets other than in the ordinary course of business consistent with past practice;

                                                                                                  (ix)             not cancel or compromise any material debt or material claim or waive or release any material rights relating to the Assets or the operation of the Line;

                                                                                                    (x)             not grant any haulage, trackage or other access or operating rights with respect to the Line, except as required by Law;

                                                                                                  (xi)             not take any action that would cause a breach of any representation or warranty set forth in Section 10 hereof; or

                                                                                                 (xii)             not authorize or enter into any agreement to otherwise take any of the foregoing actions.

12.2           Inspection of Records; Environmental Audits ..

(a)                 Between the date of this Agreement and the Closing, each of the Pan Am System Parties shall allow, to the extent not prohibited by applicable Law, the officers, attorneys, accountants and other duly authorized representatives of NSR reasonable access during regular business hours to the records and files, correspondence, audits, properties and personnel, as well as to all information, in each case, relating to the Assets and the operations of the Line.   Any information regarding the Assets or the operations of the Line so obtained, and any information obtained by any Party pursuant to the provisions of this Agreement shall be subject to the Non-Disclosure Agreement, dated as of October 26, 2005, as extended to date (the "Confidentiality Agreement"), and such information shall be held by the recipient in accordance with the terms of the Confidentiality Agreement; it being understood that, for purposes of this provision, the term of the Confidentiality Agreement shall be deemed to have been extended for a period of one (1) year immediately following the Closing Date.   Notwithstanding anything herein to the contrary, any Party may disclose any information in connection with an audit by its external auditors, the Internal Revenue Service, or other tax authority.

(b)                Between the date of this Agreement and the Closing, each of the Pan Am System Parties shall continue to make available for inspection by NSR true, correct and complete copies of the Environmental Reports, and shall promptly deliver to NSR true, correct and complete copies of any Environmental Reports that are prepared after the date hereof or that have not been previously disclosed to NSR.

12.3           Commercially Reasonable Efforts

.   Between the date of this Agreement and the Closing, each of the Parties to this Agreement will use its commercially reasonable efforts to cause the conditions to the obligations of the other Parties set forth in Section 13 of this Agreement, as the case may be, to be satisfied; provided, that, except as agreed in writing by the Parties hereto, in no event shall any of the Parties hereto be obligated to accept, or cause the Company to accept, in connection with obtaining any Required Governmental Consents required by Section 13.1(c) or any consent, approval or agreement anticipated by Section 5, any condition or requirement that is not acceptable to such Party, to be exercised in its sole discretion.   In addition, the Parties hereto shall (i) cooperate and use their commercially reasonable efforts to obtain all consents, approvals, authorizations and agreements (or exemptions therefrom) of all Governmental Authorities necessary to authorize, approve or permit the consummation of the transactions contemplated by this Agreement, the Company Agreement and the Ancillary Agreements (the "Required Governmental Consents") at the earliest possible time hereafter, including but not limited to the assignment of the MBTA Operating Rights to the Company notwithstanding a failure to obtain consent therefor, (ii) as promptly as practicable hereafter, file or submit, or cause to be filed or submitted, to all Governmental Authorities all notices, applications, documents and other materials necessary in connection with obtaining the Required Governmental Consents and (iii) use their respective commercially reasonable efforts to respond as promptly as practicable to all inquiries received from all Governmental Authorities for additional information or documentation in connection with obtaining such Required Governmental Consents.   Each of the Parties hereto shall promptly advise each other Party hereto upon receiving any communication (written or oral) from any Governmental Authority whose consent, approval or authorization is required, or to whom notice must be submitted, for consummation of the transactions contemplated by this Agreement, and the Ancillary Agreements which constitutes a reasonable likelihood that any requisite regulatory consent, approval or authorization will not be obtained or that receipt of any such consent, approval or authorization will be materially delayed or materially conditioned.   Each of the Parties hereto shall furnish to each other Party hereto such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings or submissions to any Governmental Authority necessary to obtain any of the Required Governmental Consents.   Each of the Parties hereto shall provide each other Party hereto with draft copies and as-filed copies of all filings and submissions with Governmental Authorities in respect of the Required Governmental Consents and shall provide the other with a reasonable opportunity to comment upon all such draft copies.   Each of the Parties hereto and its respective representatives shall promptly inform the other Party hereto regarding the substance of all communications and contacts received from any Governmental Authority with respect to this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby, and neither of the Parties hereto shall initiate any contact or communications with any Governmental Authority regarding this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby without giving reasonable prior notice to each other Party hereto and offering each other Party hereto the opportunity to have a representative of such other Party participate in the contact or communication.   For the avoidance of doubt, each Party hereto shall be free to discuss regulatory matters with any Governmental Authority without the participation of the other Parties hereto to the extent such discussions do not directly relate to the transactions contemplated by this Agreement, and the Ancillary Agreements.

12.4           Real Estate Matters ..

(a)                 The Pan Am System Parties shall use their commercially reasonable efforts to obtain an estoppel certificate from each landlord under the Leases certifying that each lease is in full force and effect and that there are no defaults thereunder or any conditions that with the passage of time would constitute a default thereunder, or an estoppel certificate in the form so provided for under any such Lease or Third Party Lease.   In the event that the Pan Am System Parties are unable to deliver an estoppel certificate for any of the Leases or Third Party Leases to NSR at the Closing, Pan Am shall indemnify NSR against any loss, cost, liability or expense which NSR may incur as a result of the failure of the Pan Am System Parties to deliver such estoppel certificate.

(b)                The Pan Am System Parties shall cause (i) title to the Owned Properties, at Closing, to be free and clear of all Liens and without exceptions, disclaimers of liability or objections except for Permitted Liens and any matters which the Title Company has committed to insure over or omit, and (ii) the First American Title Insurance Company of New York or another reputable title insurance company selected by NSR (the "Title Company") to insure the Owned Properties under the terms described above.

(c)                 Between the date of this Agreement and the Closing, the Pan Am System Parties shall disclose to NSR any newly identified Liens on the Owned Properties that have not been previously disclosed to NSR.

(d)                Any and all Taxes associated with the contribution of the Assets described in Section 2.3 and associated with the sale of the Assets described in Section 3 shall be the sole responsibility of Pan Am and the Pan Am System Parties.

(e)                 Pan Am and the Pan Am System Parties shall promptly notify NSR in writing if the Internal Revenue Service or other tax authority raises any issue under examination that could affect the Company and any of its members in any way, including an adjustment to the tax basis of the Assets.   Pan Am and the Pan Am System Parties also shall keep NSR informed of the progress of any examination relating to any such issues until the matter has reached a final determination under the law.

12.5           Publicity

.

The initial public disclosure relating hereto, if any, will be a joint press release and thereafter, except as otherwise required by Law, the applicable rules of the stock exchanges on which NSR's, Pan Am's and/or Norfolk   Southern Corporation's shares are listed, if any, or any other self-regulatory organization, each of the Parties shall coordinate with each of the other Parties, including by the provision of drafts and the opportunity to comment thereon, prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby.

12.6           Encumbrance and Transfer of Assets ..

From and after the date hereof, none of the Pan Am System Parties shall, without the prior written consent of NSR, enter into, amend or extend any Contract in any manner which would encumber any of the Assets.

12.7           Employee Claims

Each Party agrees to indemnify and hold harmless the other Party against any and all costs and payments, including benefits, allowances and arbitration, administrative and litigation expenses, arising out of claims or grievances made by or on behalf of its own employees, either pursuant to employee protective conditions imposed by a governmental agency as conditions for that agency's approval of this Agreement, any of the Ancillary Agreements and operations hereunder or thereunder, or pursuant to a collective bargaining agreement.   It is the intention of the Parties that each Party shall bear the full costs of protection of its own employees under employee protective conditions which may be imposed, and of grievances filed by its own employees arising under its collective bargaining agreements with its employees.   Similarly, each Party agrees to indemnify and hold harmless the other Parties against any and all costs and payments, including judgments, damages, attorneys' fees and litigation expenses, arising out of claims, lawsuits and actions brought by or on behalf of its own employees pursuant to any provision of law, including common law, and based on employment arising out of the operations covered by this Transaction Agreement or any of the Ancillary Agreements, except to extent otherwise specifically provided in the Transaction Agreement or the pertinent Ancillary Agreement.

13.   Conditions to the Closing ..

13.1           Mutual Conditions

.

The respective obligations of the Parties to consummate the NSR Contribution and the Pan Am Contribution and to take the other actions required to be taken by each of the Parties at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived jointly by NSR and the Pan Am System Parties in writing, in whole or in part):

(a)                 Company Agreement.   NSR and Pan Am shall have entered into, and the Company shall have taken all necessary and reasonable action to make effective, the Company Agreement.

(b)                Ancillary Agreements.   Each of the Ancillary Agreements shall have been entered into by the respective parties thereto.

(c)                 Regulatory Approvals.   All Required Governmental Consents (including the receipt of STB Approval from the STB) shall have been obtained and shall be in full force and effect, and not subject to conditions that any Party deems unacceptable in its sole judgment, and shall not be subject to a pending petition for review before a U.S. Court of Appeals.

(d)                No Order or Action.   No Law shall have been enacted, entered, promulgated, clarified or enforced by any Governmental Authority which prohibits, restricts or makes illegal the consummation of the Closing or any of the material transactions contemplated thereby, or material provisions hereof, and no Action shall be pending or threatened that questions the validity of this Agreement, the Company Agreement or any of the other Ancillary Agreements or declares or proposes to declare the same unlawful or seeks to enjoin the consummation of any of the material transactions contemplated hereby or thereby.

13.2           Additional Conditions of NS R

.

The obligation of NSR to consummate the NSR Contribution, and to take the other actions required to be taken by NSR at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following additional conditions (any of which may be waived by NSR in writing, in whole or in part):

(a)                 Representations and Warranties.   The representations and warranties contained in Section 10 hereof and in all certificates delivered by the Pan Am System Parties to NSR pursuant hereto or in connection with the transactions contemplated hereby shall be true and accurate in all respects (in the case of representations and warranties qualified by "materiality," "in all material respects," "Material Adverse Effect" or similar terms or phrases, and in the case of the representations and warranties set forth in Sections 10.1 and 10.2) or in all material respects (in the case of all other representations and warranties) as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except for changes contemplated by this Agreement and except for representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date, in which case as of such date).

(b)                Performance.   The Pan Am System Parties shall have performed all of their respective obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Pan Am System Parties on or prior to the Closing Date.

(c)                 Certificate.   Pan Am shall have delivered to NSR a certificate, dated the Closing Date, signed on behalf of the Pan Am System Parties by an officer of Pan Am, certifying that the conditions specified in Sections 13.2(a) and (b) of this Agreement have been satisfied.

(d)                No Material Adverse Effect.   There shall have been no Material Adverse Effect on any of the Pan Am System Parties.

(e)                 Consents.   At the Closing, Pan Am shall have delivered to NSR all consents, approvals and agreements of any third Persons required to effectuate the NSR Joint Use Agreement and the Springfield Terminal Joint Use Agreement, and required by the terms of any Material Contract in order that the rights of any of the Pan Am System Parties or the prospective rights of the Company under such Material Contract, in each case, as they relate to the Assets or the Assumed Liabilities, will not be impaired by the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and such consents, approvals and agreements shall be in full force and effect.

13.3           Additional Conditions of the Pan Am System Parties

.

The obligation of the Pan Am System Parties to consummate the Pan Am Contribution in exchange for the Pan Am Member's Membership Interest, and to take the other actions required to be taken by the Pan Am System Parties at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following additional conditions (any of which may be waived by Pan Am in writing, in whole or in part):

(a)                 Representations and Warranties.   The representations and warranties contained in Section 11 hereof and in all certificates delivered by NSR to Pan Am pursuant hereto or in connection with the transactions contemplated hereby shall be true and accurate in all respects (in the case of representations and warranties qualified by "materiality," "in all material respects," "material adverse effect" or similar terms or phrases, and in the case of the representations and warranties set forth in Sections 11.1 and 11.2) or in all material respects (in the case of all other representations and warranties) as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except for changes contemplated by this Agreement and except for representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date, in which case as of such date).

(b)                Performance.   NSR shall have performed all obligations and complied with in all material respects all covenants required by this Agreement to be performed or complied with by NSR on or prior to the Closing Date.

(c)                 Certificate.   NSR shall have delivered to Pan Am a certificate, dated the Closing Date, signed on behalf of NSR by an officer of NSR, certifying that the conditions specified in Sections 13.3(a) and (b) of this Agreement have been satisfied.

(d)                No Material Adverse Effect.   There shall have been no Material Adverse Effect on NSR.

14.   Survival of Representations and Warranties; Indemnity ..

14.1           Survival of Representations and Warranties

.   All representations and warranties made in this Agreement or made in any document delivered pursuant to this Agreement by or on behalf of any party shall survive the execution and delivery of this Agreement and the Closing, regardless of notice of or any investigation or right of investigation made after the date of this Agreement by or on behalf of any Party, and shall terminate and expire five (5) years following the Closing Date, except that, (a) if later, the representations and warranties made in Sections 10.6, 10.8, 10.9 and 10.12 shall terminate and expire sixty (60) days after the termination of the applicable statute of limitations (including extensions thereof), in each case, after which date they shall be of no further force or effect (except for bona fide claims of which a party has provided written notice in good faith to the other parties prior to the relevant expiration date) and (b) that the indemnifications set forth in Section 12.7 and Section 14.7 shall survive without expiration or termination.

14.2           Indemnification by Pan Am ..

(a)                 Pan Am shall indemnify, save and hold harmless (i) each of NSR, its Affiliates, and each of their respective officers, directors, employees and agents, and each of their respective successors and assigns (collectively, the "NSR Indemnified Parties"), from and against any and all costs, losses, claims, liabilities, damages, fines, penalties, expenses and Cleanup costs (including any interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) ("Damages," which shall not include any claim of diminution of value of NSR's membership interest in the Company) incurred in connection with, arising out of, resulting from or incident to:   (A) any breach of the representations or warranties of the Pan Am System Parties in this Agreement, except for Section 10.6 (in each case, solely for the purpose of calculating the amount of Damages, without regard to any qualification or limitation with respect to "materiality," whether by reference to "material," "in all material respects" or "Material Adverse Effect"), or (B) any breach or default in any covenants or agreements made by the Pan Am System Parties in this Agreement; and (ii) the Company and each of its officers, directors, employees and agents and its successors and assigns (collectively, the "Company Indemnified Parties") and any NSR Indemnified Parties from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to any obligation or liability, other than the Assumed Liabilities, incurred in connection with, arising out of, resulting from or incident to any act or omission by the Pan Am System Parties prior to the Closing relating to the Assets, whether fixed or contingent, recorded or unrecorded, known or unknown and whether or not set forth on the Disclosure Schedule.

(b)                Pan Am shall defend, indemnify and hold harmless any NSR Indemnified Parties and any Company Indemnified Parties for, from, and against all Damages asserted against, resulting to, imposed on, or incurred by any NSR Indemnified Party or Company Indemnified Party in connection with:   (i) any misrepresentation or breach of any environmental representation or warranty set forth in Section 10.6 of this Agreement; (ii) the Release of any Hazardous Materials (A) prior to the Closing Date on, from or under the Properties or in connection with the operation of the Assets or (B) on, from or under any other property where, prior to the Closing Date, Hazardous Materials are or were Released, discharged or disposed of in connection with the Properties or the Assets, whether or not, in any case, such Release, discharge or disposal was in compliance with Environmental Laws; (iii) the violation of any Environmental Law prior to the Closing by any of the Pan Am System Parties or any other Person in connection with the Properties or the Assets; and (iv) any Environmental Claim arising out of, resulting from, or incident to any act or omission prior to the Closing Date relating to the Properties or the Assets against any Person whose liability for such Environmental Claim any of the Pan Am System Parties has retained or assumed either contractually or by operation of Law.

(c)                 Except for fraud, injunctive and provisional relief and remedies that cannot be waived as a matter of Law, if the Closing occurs, this Section 14.2 shall be the exclusive remedy for any breach of any of the Pan Am System Parties representations and warranties or any breach of any Pan Am System Party's covenants contained in this Agreement.

14.3           Indemnification by NSR ..

(a)                 NSR shall indemnify, save and hold harmless each of the Pan Am System Parties, and each of their respective officers, directors, employees and agents and each of their respective successors and assigns (collectively, the "Pan Am Indemnified Parties"), from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to: (i) any breach of or any inaccuracy in any of, the representations or warranties of NSR in this Agreement (in each case, solely for the purpose of calculating the amount of Damages, without regard to any qualification or limitation with respect to "materiality," whether by reference to "material," "in all material respects" or "Material Adverse Effect"); or (ii) any breach or default in covenants or agreements made by NSR in this Agreement.   For the purposes of this Section 14.3 only, "Damages" shall not include Cleanup costs or expenses.

(b)                Except for fraud, injunctive and provisional relief and remedies that cannot be waived as a matter of Law, if the Closing occurs, this Section 14.3 shall be the exclusive remedy for any breach of any of NSR's representations and warranties or any breach of NSR's covenants contained in this Agreement.

14.4           Notification of Claims

.   A Party entitled to indemnification under Sections 14.2 or 14.3 (an "Indemnified Party") shall notify the other Party (the "Indemnifying Party") within a reasonable period of time after becoming aware of any Damages which the Indemnified Party shall have determined has given or could give rise to a claim for indemnification under Sections 14.2 or 14.3 hereof.   Such notice shall include an estimate of the Damages that the Indemnified Party has determined may be incurred to the extent then known or reasonably determinable.   The failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent of any prejudice to the Indemnifying Party resulting from such delay.   As soon as practicable after the date of such notice, the Indemnified Party shall provide to the Indemnifying Party all information and documentation necessary to support and verify the Damages so claimed and the Indemnifying Party and its agents shall be given access to all books and records in the possession or control of the Indemnified Party which the Indemnifying Party reasonably determines to be related to such claim.

14.5           Matters Involving Third Parties ..

(a)                 If any third party shall commence an Action against any Indemnified Party with respect to any matter (a "Third Party Claim" ) which may give rise to a claim for indemnification under Sections 14.2 or 14.3 or if an Indemnified Party otherwise becomes aware that a Third Party Claim may be asserted against the Indemnified Party, the Indemnified Party shall notify the Indemnifying Party in writing as soon as practicable so that the Indemnifying Party has an opportunity to assume the defense of such Third Party Claim.   The failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent of any prejudice to the Indemnifying Party resulting from such delay.   If the Indemnifying Party notifies the Indemnified Party that it does not dispute the Third Party Claim, or fails to notify the Indemnified Party within 30 days after delivery of such notice by the Indemnified Party whether the Indemnifying Party disputes the Third Party Claim, all Damages incurred in connection with, arising out of, resulting from or incident to such Third Party Claim will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party promptly upon the final determination thereof.

(b)                If the Indemnifying Party does not respond to the notice or elects not to assume the defense of such Third Party Claim, in each case within the period allowed after delivery of the notice, the Indemnified Party shall have the right to defend such Third Party Claim by appropriate proceedings or to settle or pay any such Third Party Claim for such an amount as the Indemnified Party shall deem appropriate, in either case at the sole cost and expense of the Indemnifying Party, provided that the Indemnified Party shall not settle any such Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.   In the event that the Indemnifying Party does not assume the defense of such Third Party Claim, the Indemnifying Party shall have the right to participate in such defense (including with counsel of its choice), at its own expense, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with such participation.

(c)                 If the Indemnifying Party notifies the Indemnified Party that it desires to defend against such Third Party Claim, then the Indemnifying Party shall be entitled to participate in or, at the Indemnifying Party's option, assume at its own cost and expense the defense of any such Third Party Claim with counsel of its own choosing (which shall be reasonably acceptable to the Indemnified Party), provided, that, if the Indemnifying Party assumes the defense of such Third Party Claim it shall reimburse the Indemnified Party for out of pocket expenses incurred by the Indemnified Party (such as travel costs, but not internal time charges) and the Indemnified Party (i) shall reasonably cooperate with the Indemnifying Party; and (ii) may elect to participate in any such defense at its sole cost and expense, but the control of such defense and its settlement or resolution shall rest with the Indemnifying Party.   If, in the opinion of the Indemnified Party, there is a significant conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim, the reasonable fees and disbursements of one counsel of the Indemnified Party shall be at the expense of the Indemnifying Party.   The Indemnifying Party shall not compromise or settle any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement or compromise does not subject the Indemnified Party to any monetary liability, will not impose on the Indemnified Party any obligation, admission, restriction or further Damages and includes a complete, unconditional release of the Indemnified Party from all liability with respect to such Third Party Claim.

(d)                In all cases the Indemnified Party and the Indemnifying Party shall keep each other reasonably informed as to all matters concerning any Third Party Claim and shall promptly notify the other party in writing of any and all significant developments relating thereto.

14.6           Taxes

.   If any indemnity payment pursuant to this Section 14 is determined to be taxable to any Indemnified Party by any Governmental Authority, the indemnity payment shall be increased by such amount as is necessary so that, after taking into account the Tax liability imposed upon such Indemnified Party upon receipt of such indemnity payment, the Indemnified Party receives an amount equal to the amount it would have received had such indemnity payment not been subject to Tax (after taking into account, in accordance with Section 14.8(a), any Tax benefits and/or insurance coverage that may be available to the Indemnified Party).   Notwithstanding anything to the contrary herein, property taxes on the Assets for the year of Closing shall be prorated between the Company and the relevant Pan Am System Party as of the Closing Date.

14.7           Post-Closure Environmental Claims.

            The Company shall indemnify and hold harmless the Pan Am Indemnified Parties and the NSR Indemnified Parties from and against any suit or claim growing out of any nuisance, use, storage, Release or threatened Release or disposal of Hazardous Materials, hazardous waste, toxic materials or waste materials, upon the Line or other real property assets, including without limitation Laws controlling air, water, noise, solid wastes and other pollution; provided that the Company shall not indemnify and hold harmless the Pan Am Indemnified Parties to the extent that any such suit or claim is based upon any act or omission prior to Closing.   The Company shall install and bear the expense of any and all pollution control structures, devices or equipment which are required under any applicable Laws; provided that such pollution control structures, devices or equipment are necessitated by events occurring after the Closing.

14.8           Other Limits on Indemnification

.

(a)                 The amount of any Damages sustained by an Indemnified Party shall be reduced (i) by any amount received by such Indemnified Party with respect thereto under any insurance coverage relating thereto or from any other party alleged to be responsible therefore, or from any other party with any contribution commitment therefor (including, without limitation, contribution from state or federal Cleanup funds) and (ii) by the amount of any Tax benefit actually realized with respect to the Damages.   An Indemnified Party shall use its commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility or other contribution commitment and to realize any Tax benefit with respect to the Damages.   If an Indemnified Party realizes a Tax benefit or receives an amount under insurance coverage or from such other party with respect to Damages sustained at any time subsequent to any indemnification provided pursuant to this Section 14, then such Indemnified Party shall promptly reimburse the applicable Indemnifying Party for any payment made by such Indemnifying Party in connection with providing such indemnification up to such amount realized or received by the Indemnified Party.   Nothing in this Section 14.8(a) shall limit in any way the ability of any of the Pan Am System Parties, NSR or the Company to (i) take (or refrain from taking, as the case may be) any reasonable position for Tax purposes that that Pan Am System Party, NSR or the Company determines to take (or refrain from taking) in its sole discretion or (ii) refrain from pursuing any third party insurance recovery that the Pan Am System Party, NSR or the Company, as the case may be, determines would be commercially inadvisable to pursue.

(b)                Each Indemnified Party shall use its commercially reasonable efforts to mitigate any claim or liability that an Indemnified Party asserts or may assert under this Section 14.   In the event that an Indemnified Party shall fail to make such commercially reasonable efforts to mitigate any such claim or liability, then notwithstanding anything contained in this Agreement to the contrary, the Indemnifying Party shall not be required to indemnify any Indemnified Party for that portion of any Damages that would reasonably be expected to have been avoided if the Indemnified Party had made such efforts.

14.9           Indemnification Coverage.

As part of the consideration hereof, each Party hereby agrees that all of its indemnity commitments in this Transaction Agreement in favor of the other Party shall also extend to and indemnify the parent corporation, the subsidiaries and affiliates of such other Party, and all of their respective directors, officers, agents and employees.

15.   Termination ..

15.1           Termination by Mutual Consent

.   This Agreement may be terminated at any time prior to the Closing by the mutual agreement, in writing, of each of NSR and Pan Am.

15.2           Termination by Final Order

.   This Agreement may be terminated by NSR or Pan Am upon written notice to the other Parties that any final, non-appealable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority of competent jurisdiction which prohibits, restricts or makes illegal the consummation of the Closing or any of the material transactions contemplated thereby, or by the Company Agreement or any of the other Ancillary Agreements.

15.3           Termination by NS R

.   NSR may (but shall not be obligated to) terminate this Agreement prior to the Closing by giving written notice to the other Parties if:

(a)                 there has been a material violation or breach by any of the Pan Am System Parties of any of its respective agreements or covenants contained in this Agreement or there has been a material violation or breach by any of the Pan Am System Parties of any of their respective representations or warranties contained in this Agreement, and such violation or breach shall not have been cured or corrected within twenty days after receipt of notice thereof;

(b)                the Closing does not occur on or prior to December 1, 2008 (the "Outside Date"), or such later date as may be agreed to in writing by the Parties; provided that the non-occurrence is not due to a breach by NSR of any condition or covenant hereunder;

(c)                 there has been imposed by a Governmental Authority a condition to any Required Governmental Consent, which condition is not acceptable to NSR, in its sole discretion;

(d)                there has been a Material Adverse Effect on Pan Am which shall not have been cured or corrected within twenty (20) days after receipt of notice thereof; provided that such Material Adverse Effect is not due to a breach by NSR of any condition or covenant hereunder; or

(e)                 there has been a Pan Am Change in Control.

15.4           Termination by Pan Am

.   Pan Am may (but shall not be obligated to) terminate this Agreement prior to the Closing by giving written notice to the other Parties if:

(a)                 there has been a material violation or breach by NSR of any of its respective agreements or covenants contained in this Agreement or there has been a material violation or breach by NSR of any of its representations or warranties contained in this Agreement, and such violation or breach shall not have been cured or corrected within twenty days after receipt of notice thereof;

(b)                the Closing does not occur on or prior to the Outside Date, or such later date as may be agreed to in writing by the Parties; provided that the non-occurrence is not due to a breach by any of the Pan Am System Parties of any condition or covenant hereunder;

(c)                 there has been imposed by a Governmental Authority a condition to any Required Governmental Consent, which condition is not acceptable to Pan Am, in its sole discretion; or

(d)                there has been a Material Adverse Effect on NSR which shall not have been cured or corrected within twenty days after receipt of notice thereof; provided that such Material Adverse Effect is not due to a breach by any of the Pan Am System Parties.

15.5           Effect of Termination

.   In the event of the termination of this Agreement as permitted by this Section 15, no Party shall have any obligation under, or liability to any other in respect to, this Agreement, except with respect to any willful breach of this Agreement that gives rise to such termination and except for the provisions of the Confidentiality Agreement and the confidentiality obligations contained in Section 12.2(a) and this Section 15.5, which shall survive the termination of this Agreement.

16.   Dispute Resolution ..

16.1           Reference to Senior Management.

Any dispute, controversy or claim between NSR, on the one hand, and any of the Pan Am System Parties, on the other hand, arising out of or relating to this Agreement or the breach, termination or validity thereof ("Dispute") shall be referred, in writing, to the senior management of NSR and Pan Am for resolution.

16.2           Reference for Formal Dispute Resolution.

Any Dispute not resolved within sixty (60) days after receipt by any of the involved Parties of written notice of reference of such Dispute to the senior management pursuant to Section 16.1, shall be submitted, by either Member for formal dispute resolution pursuant to Section 16.3.

16.3           Formal Dispute Resolution.

            (a)         Submission to Jurisdiction

.  NSR and each of the Pan Am System Parties hereby (i) consents to submit itself to the exclusive jurisdiction of any Federal or state court located in the State of Delaware (the "Delaware Courts") in any action to enforce or in aid of the agreement to arbitrate in Section 16.3(b) herein or for provisional relief  to maintain the status quo or prevent irreparable harm pending the appointment of the arbitrator, and to the non-exclusive jurisdiction of the Delaware Courts for enforcement of any award issued hereunder, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) waives any objection based on forum non conveniens or any other objection to venue thereof.

                        (b)         Dispute Resolution

.  NSR and each of the Pan Am System Parties hereby stipulates and agrees that any Dispute that is not resolved pursuant to Section 16.1 will be submitted for formal dispute resolution, if at all, to mandatory and binding arbitration, in Washington, D.C., by a single arbitrator, under the Commercial Arbitration Rules and the Large Complex Case Procedures of the AAA then in effect (the "Rules"), under the following terms and conditions:

                                                (i)          Selection of Arbitrator.  A single independent arbitrator shall be appointed by the AAA using the listing, ranking and striking procedure in the Rules.  Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience with large commercial cases and an experienced arbitrator.

                                                (ii)         Conduct of Arbitration.  The arbitration shall be held and the award shall be issued in Washington , D.C.   In addition to money damages, the arbitrator may award any remedy provided for under applicable law and the terms of this Agreement, including, without limitation, specific performance or other forms of injunctive relief. The arbitrator shall apply the law of the State of Delaware to the substance of the Dispute and will have no power or authority, under the rules of the AAA or otherwise, to amend or disregard any provision of this Agreement.

                                                (iii)        Replacement of Arbitrator.  Should the arbitrator refuse or be unable to proceed with arbitration proceedings, a replacement arbitrator will be selected using the same method of selection as the original arbitrator.

                                                (iv)        Findings and Conclusions.  The arbitrator will, after reaching judgment and award, prepare and distribute to the parties a written award including the findings of fact and conclusions of law relevant to such award and containing an opinion setting forth the reasons for the giving or denial of any award.

                                                (v)         Time is of the Essence.  The arbitrator is hereby instructed that time is of the essence in the arbitration proceeding, and that the arbitrator shall have the right and authority to issue monetary sanctions against any party if, upon a showing that such party is unreasonably delaying the proceeding.

                                                (vi)        Temporary Equitable Relief.  By agreeing to arbitration, the parties do not intend to deprive any Delaware Court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award.  Without prejudice to such provisional remedies as may be available under the jurisdiction of a Delaware Court, the arbitrator shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award money damages for the failure of any party to respect the arbitrator's orders to that effect.

                                                (vii)       Consolidation. The parties are committed to the prompt and efficient resolution of Disputes.  Accordingly, if more than one Dispute arise under this Agreement and/or any Ancillary Agreement, such Disputes may be brought in a single arbitration.  If more than one arbitration is brought with respect to Disputes under this Agreement and/or any Ancillary Agreement, then any party may request that any arbitration or any new Dispute arising under this Agreement or the Ancillary be consolidated into any prior arbitration. The new Dispute or arbitration shall be so consolidated, provided that the arbitrator for the prior (or first filed) arbitration determines that (x) the new Dispute or arbitration presents significant issues of law or fact common with those in the pending arbitration; (y) no party would be unduly prejudiced and (z) consolidation under such circumstances would not result in undue delay for the prior arbitration.  Any order of consolidation issued by such arbitrator shall be final and binding upon the parties. Unless the parties otherwise agree, the arbitrator appointed first in time shall serve as the arbitrator for the consolidated arbitration. The parties waive any right they have to appeal or to seek interpretation, revision or annulment of such order of consolidation under the Rules or in any court.  The Parties agree that upon such an order of consolidation, they will promptly dismiss any arbitration brought under this Agreement, the subject of which has been consolidated into another arbitral proceeding.

                                    (viii)       Discovery.  Recognizing the express desire of the parties for an expeditious means of dispute resolution, the arbitrator will allow for limited discovery as may be reasonable under the circumstances.

                                                (ix)        Costs and Attorneys' Fees.  Notwithstanding any rule of the AAA to the contrary, the arbitrators rendering judgment under this Section 16.3(b) will have the power to award the costs of the arbitration, including reasonable attorneys' fees and expenses to the prevailing party or parties in the arbitration.   In any action to enforce this agreement to arbitrate or any arbitral award rendered hereunder, the court may award costs and attorneys' fees against the party resisting enforcement.

                                    (x)         Miscellaneous.   The arbitrator shall not have the power to award consequential or punitive damages or to determine violations of criminal or antitrust laws.   Pending the written decision of the arbitrator, there shall be no interruption in the transaction of business under this Agreement, and all payments in respect thereto shall be made in the same manner as prior to the arising of the dispute until the matter in dispute shall have been fully determined by arbitration, and thereupon such payment or restitution shall be made as required by the written decision of the arbitrator.   An arbitrator's award may be appealed in accord with Section 23 of the Uniform Arbitration Act.

17.   Miscellaneous

17.1           Notices

.   All notices, requests, demands and other communications (collectively, "Notices") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, overnight delivery service, facsimile transmission (which must be confirmed) or by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

  (i)         if to NSR, to:

                                                Mike R. McClellan

Vice President - Intermodal & Automotive Marketing
            Norfolk Southern Corporation
            Three Commercial Place
            Norfolk , Virginia 23510-2191

                                                with a copy to:

                                                Vice President Law

                                                Norfolk Southern Corporation

                                                Three Commercial Place

                                                Norfolk , VA 23510

(ii)         if to any of the Pan Am System Parties, to:

David A. Fink

President

Pan Am Railways, Inc.

Iron Horse Park

North Billerica , MA 01862-1692

(978) 663-1186

(978) 663-6907 (fax)

with a copy to:

Robert Culliford

Vice President Law

Pan Am Systems

Iron Horse Park

North Billerica , MA 01862-1692

(603) 766-2002

(603) 766-2094 (fax)

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails.   Any Party may from time to time change its address for further Notices hereunder by giving notice to the other Parties in the manner prescribed in this Section.

17.2           Entire Agreement

.   This Agreement, including any attached exhibits, appendices and schedules, contain the sole and entire agreement and understanding of the Parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.   Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies under or by way of this Agreement.

17.3           Assignment

.   No Party may assign its rights or obligations under this Agreement, and any attempted or purported assignment or any delegation of any Party's duties or obligations arising under this Agreement to any third party or entity shall be deemed to be null and void, and shall constitute a material breach by such Party of its duties and obligations under this Agreement.

17.4           Extension, Waiver and Amendment

.   At any time prior to the Closing, NSR may (a) extend the time for the performance of any of the obligations or other acts of any other Party hereto, (b) waive any inaccuracies in the representations and warranties of any other Party hereto contained herein or in any document delivered pursuant hereto, and (c) waive compliance by any other Party hereto with any of the agreements or conditions contained herein.   At any time prior to the Closing, Pan Am may (a) extend the time for the performance of any of the obligations or other acts of NSR, (b) waive any inaccuracies in the representations and warranties of NSR contained herein or in any document delivered pursuant hereto, and (c) waive compliance by NSR with any of the agreements or conditions contained herein.   Any agreement on the part of a Party hereto to any such extension or waiver shall be valid if set forth in writing in an instrument signed by or on behalf of such Party.   The waiver by any Party hereto of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.   This Agreement may be amended only by a written agreement executed by all of the Parties to this Agreement.

17.5           Confidentiality

Except as provided in Section 12.2 or otherwise by law or by rule, order, or regulation of any court or regulatory agency with jurisdiction over the subject matter of this Agreement, or as may be necessary or appropriate for a Party hereto to enforce its rights under this Agreement, upon the execution of this Agreement and for a period of three (3) years after the Closing Date or the termination of this Agreement, the terms and provisions of this Agreement and all information to which access is provided or which is obtained hereunder will be kept confidential and will not be disclosed by any Party to any Person other than members, officers, employees, and attorneys of such Party, without the prior written approval of the other Parties.   Notwithstanding anything to the contrary, any Party may disclose this Agreement in connection with an audit by its external auditors, the Internal Revenue Service or other tax authority or as otherwise required by applicable law.

17.6           Governing Law ..

                        THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS AND THE INTERPRETATION OF THE RIGHTS AND DUTIES ARISING HEREUNDER WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS.

17.7           Judicial Interpretation

.   Should any provision of this Agreement require judicial interpretation, it is agreed that a court or other tribunal interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all Parties have participated in the preparation of this Agreement.

17.8           No Third Party Beneficiaries

.   Except as expressly provided in this Agreement, this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto; provided, however, that this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

17.9           Captions

.   The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

17.10       Counterparts

.   This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

17.11       Costs and Attorneys' Fees

.   Whether or not the transactions contemplated hereby are consummated, each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NORFOLK SOUTHERN RAILWAY COMPANY By: _____________________________ Name: Title:	PAN AM RAILWAYS, INC. By: _____________________________ Name: Title:
BOSTON AND MAINE CORPORATION By: _____________________________ Name: Title:	SPRINGFIELD TERMINAL RAILWAY COMPANY By: _____________________________ Name: Title:

Schedule 1.1(a) - The Assets

Owned and Maintained Lines

            Freight Main Line

·         Between Engineering Station 122+53.1 and Engineering Station 215+89 (between Willows and CPF 312)

·         Between Engineering Station 2619+12.4 and Engineering Station 9942+14 (between Fitchburg and Mechanicville)

Connecticut River Main Line

·         Between Engineering station -2+25 and Engineering Station 2607+50.7 (between Springfield and East Northfield )

Worcester Main Line

·         Between Engineering Station 1341+50 and Engineering Station 1484.26.2 (between Harvard Station and Ayer)

Rotterdam Branch (collectively between Crescent and Rotterdam Junction)

·         Between Engineering Station 10450+60.4 and Engineering Station 10994+60.8

·         Between Engineering Station 3108+55 and Engineering Station 3225+49

Adams Industrial Track

·         Between Engineering Station 739+20 and Engineering Station 981+45 (between North Adams and Adams )

East Deerfield Loop Track

·         Between Engineering Station 0+00 and Engineering Station 54+81 (between CPR 35 and East Deerfield )

Heywood Industrial Track

·         Between Engineering Station 1383+05 and Engineering Station 1444+15 (between Gardner and Heywood)

Waterbury Branch (between Berlin and Waterbury )

·         Between Engineering Station 0+00 and Engineering Station 135+10.15

·         Between Engineering Station 6679+37.35 and Engineering Station 7881+34.04

·         Between Engineering Station 1442+01.89 and Engineering Station 1428.00

Canal Industrial Track (between Southington and Plainville )

·         Between Engineering Station 1251+20 and Engineering Station 1414+10

·         Between Engineering Station 0+00 and Engineering Station 75+32.4

Trackage Rights

            On MBTA (between Littleton and Fitchburg )

·         Between Engineering Station 1660+00 and Engineering Station 2619+1244

            On Canadian Pacific/D&H (between Mechanicville and Mohawk Yard)

·         Between Engineering Station 9942+14 and Engineering Station 10450+60.4

·         Between Milepost 10.35 and Milepost 1.0

            On NECR (between East Northfield and White River Junction)

·         Between Milepost 49.67 and Milepost 13.4

            On Amtrak (between New Haven and Springfield )

·         Between Milepost 7.0 and Milepost 62.0

On Metro North/ConnDOT (between Waterbury and Derby )

·         Between Milepost 8.4 and Milepost 27.0

On CSXT (at the Cedar Hill Connection between North Haven and Cedar Hill Yard)

·         Between Milepost 0.00 and Milepost 3.65

On the Greenville Industrial Track (between Ayer and Groton )

·         Between Engineering Station 0+00 and Engineering Station 263+75

All real estate contiguous to the above.

All of the interest of Pan Am Railways, Inc. in that Option to Purchase Agreement dated as of February 29, 2008, by and between DiSiena Associates LPA and Pan Am Railways, Inc. concerning an option to purchase certain property located in the Towns of Halfmoon and Stillwater and the City of Mechanicville ..

Schedule 1.1(b) - Material Adverse Effects

None

Schedule 1.1(c) - Permitted Liens

None

Schedule 2.2(a) - The NSR Contribution

Except as provided below, the portion of the NSR Contribution made up of cash and commitments to contribute cash shall be One Hundred Thirty Five million dollars ($135,000,000) consisting of:

·         Sixty   million dollars ($60,000,000) in cash and in-kind contribution (such in-kind contribution to be pre-construction engineering services for the Mechanicville Intermodal and Automotive Facility not to exceed $500,000 in value) payable and contributable within 30 days of the Closing Date; and

·         Thirty five million dollars ($35,000,000) in a demand note callable no sooner than the first anniversary of the Closing, of which the amount described in item 2 of Schedule 3 of this Agreement will be paid no later than on the date the Company must make the payment described in item 2 of Schedule 3 of this Agreement (if any); and

·         Thirty million dollars ($30,000,000) in a demand note callable no sooner than the second anniversary of the Closing; and

·         Ten million dollars ($10,000,000) in a demand note callable no sooner than the third anniversary of the Closing.

If any of the Pan Am System Parties or the Company receives any public funding for infrastructure improvements to the Assets, or for the construction of the improvements (including modifications to the associated track) required for the Mechanicville Intermodal and Automotive Facility (the "Mechanicville Improvements"), before all of the NSR Contribution is paid, then the amount of the NSR Contribution shall be reduced by the same and the reduction shall be against the next demand note to be paid and, to the extent necessary, to the subsequent demand notes in the order in which they are to be paid.

Schedule 2.4 - Assumed Liabilities

None

Schedule 2.5 - Capital Infrastructure Plan

            The Pan Am Member and the NSR Member, each as defined in the Company Agreement, shall cause the Company to expend $87,500,000 on (a) the Mechanicville Improvements, on the defined construction schedule, (b) the Sanvel Automotive Improvements, on the defined construction schedule, and (c) such other Capital Improvements as may from time to time be approved by the Capital Projects Committee, as defined in the Company Agreement ("Other Capital Improvements") with the goal of the Other Capital Improvements to cause the main line of the Line to achieve timetable speed, as reflected in (a) the timetable attached hereto (being the timetable effective as of the date first appearing above) as Schedule 2.5 - A; and (b) as is guided by the project list attached hereto as Schedule 2.5 - B.

            Schedule 2.5 - A - Timetable

Separately Attached

            Schedule 2.5 - B - Project List

Separately Attached

Schedule 3 - Asset Purchase and Sale Consideration

The consideration the Company pays to exercise the Option Agreement shall be Fifty-Two Million Five Hundred Thousand Dollars ($52,500,000) (the "Purchase Price").   The Purchase Price shall be payable as follows:

1.       On the Exercise Date, the Five Million Dollars ($5,000,000) NSR paid for the Option Agreement shall be credited toward the Purchase Price and the Company shall pay Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000);

2.       After the Exercise Date, but before the first anniversary of the Exercise Date, the   Company shall pay an amount equal to the amount of public funding the Company actually receives for improving the Line on the date the Company receives the public funding but such amount in the aggregate shall not exceed Ten Million Dollars ($10,000,000); and

3.       On the first anniversary of the Exercise Date, the Company shall pay the amount of any remaining unpaid Purchase Price.

There shall be no penalty for any prepayment of the Purchase Price.

Schedule 10.2(c) - Other Required Pan Am System Party Authorizations or Consents

None

Schedule 10.4(b) - Pan Am System Parties' Material Contracts

Separately Attached

Schedule 10.5 - Litigation and Proceedings

Separately Attached

Schedule 10.6(a)(i) - Pan Am Environmental Law Disclosure

Separately Attached

Schedule 10.6(a)(ii) - Pan Am Environmental Notice Disclosure

Separately Attached

Schedule 10.6(b) - Pan Am Environmental Retention Disclosure

Separately Attached

Schedule 10.6(c) - Pan Am Environmental Release Disclosure

Separately Attached

Schedule 10.7 - Pan Am Labor Relations Disclosure

Separately Attached

Schedule 10.9(a) - Pan Am Real Property

Separately Attached

Schedule 10.9(b) - Property Leased from Pan Am

Separately Attached

Schedule 10.9(c) - Proceedings Involving the Property

Separately Attached

Schedule 10.9(d) - Property Leased by Pan Am

Separately Attached

Schedule 10.11 - Compliance with Laws and Other Matters

Separately Attached

Schedule 10.13 - Insurance Covering the Assets

Separately Attached

Schedule 11.2(c) - Other Required NSR Authorizations or Consents

None

Schedule 12.1 - Exceptions to Operations of the Line Prior to Closing

None

Appendix A - The Map

Separately Attached

Appendix B - The Company Agreement

Separately Attached

Appendix C - The NSR Joint Use Agreement

Separately Attached

Appendix D - Assignment and Assumption Agreement Regarding Passenger Rail Operations

[To be supplied]

Appendix E - Miscellaneous Assignment and Assumption Agreement

Separately Attached

Appendix F - Bill of Sale

[To be supplied.   Not to include terms and conditions inconsistent with Agreement]

Appendix G - Transportation Agreement Assignment and Divisions Allocation Agreement

Separately Attached

Appendix H - The Ayer Switching Agreement

Separately Attached

Appendix I - The Springfield Terminal Joint Use Agreement

Separately Attached

Appendix J - The Capital Projects and Facility Management Agreement

Separately Attached

Appendix K - The Railroad Operating Agreement

Separately Attached

Appendix L - The Springfield Terminal Haulage Agreement

[To be supplied]

Appendix M - Judgment Lien Indemnification Agreement

[To be supplied]